SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Soliciting Material Pursuant to §240.14a-12

CVB FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CVB FINANCIAL CORP.

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, MAY 18, 2011

TO OUR SHAREHOLDERS:

The 2011 Annual Meeting of Shareholders of CVB Financial Corp. will be held at the Citizens Business Bank Arena, located at 4000 East Ontario Center Parkway, Ontario, CA 91764, on Wednesday, May 18, 2011, at 7:00 p.m. local time.

At our meeting, we will ask you to act on the following matters:

1. Election of Directors.  Elect eight persons to the Board of Directors to serve a term of one year and until their successors are elected and qualified. The following eight persons are our nominees:

George A. Borba	Christopher D. Myers
John A. Borba	James C. Seley
Robert M. Jacoby, C.P.A.	San E. Vaccaro
Ronald O. Kruse	D. Linn Wiley

2. Ratification of Appointment of Independent Registered Public Accountants.  Ratify the appointment of KPMG, LLP as our independent registered public accountants for 2011.

3. Advisory Compensation Vote.  Consider an advisory (non-binding) proposal to approve the compensation of our named executive officers (“Say-On-Pay”).

4. Frequency of Advisory Vote.  Consider an advisory (non-binding) proposal on the frequency of Say-On-Pay.

5. Other Business.  Transact any other business which properly comes before the meeting.

Our Bylaws provide for the nomination of directors in the following manner:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the corporation no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2 of these bylaws; provided, however, that if only 10 days notice of the meeting is given to shareholders such notice of intention to nominate shall be received by the President of the corporation not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of the corporation owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the then chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each nominee.” Additional information regarding procedures for shareholders recommending nominees for directors is set forth under the heading “Consideration of Shareholder Nominees.”

If you were a shareholder of record at the close of business on March 25, 2011, you may vote at the meeting or at any postponement or adjournment of the meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 18, 2011

The proxy statement, proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2010, are available at http://www.cbbank.com/annualmaterials.

IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.

By Order of the Board of Directors Myrna DiSanto
Dated: April 15, 2011	Corporate Secretary

PROXY STATEMENT FOR
CVB FINANCIAL CORP.
701 North Haven Avenue, Suite 350
Ontario, California 91764
(909) 980-4030

This proxy statement contains information about the annual meeting of shareholders of CVB Financial Corp. to be held on Wednesday, May 18, 2011, beginning at 7:00 p.m., local time, at the Citizens Business Bank Arena, located at 4000 East Ontario Center Parkway, Ontario, CA 91764, and at any postponements or adjournments of the meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me This Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors is soliciting your vote at the 2011 Annual Meeting of Shareholders.

This proxy statement summarizes the information you need to know to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We will begin sending this proxy statement, notice of annual meeting and the enclosed proxy card on or about April 15, 2011, to all shareholders entitled to vote. The record date for those entitled to vote is March 25, 2011. On the record date there were 106,078,253 shares of our common stock outstanding. We are also sending our Annual Report on Form 10-K to shareholders for the year ended December 31, 2010, along with this proxy statement.

How Do I Vote By Proxy?

Whether you plan to attend the meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of all eight nominees for director;

•	“FOR” ratification of the appointment of KPMG, LLP as our independent registered public accountants for 2011;

•	“FOR” the advisory vote on the compensation of CVB Financial Corp.’s named executive officers;

•	“FOR” setting the frequency of the advisory “Say-On-Pay” vote every three years.

If any other matter is presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in their own discretion. At the time this proxy statement went to press, we knew of no matters which needed to be acted on at the meeting, other than those discussed in this proxy statement.

How Many Votes Do I Have?

Each share of common stock entitles you to one vote. The proxy card indicates the number of shares of common stock that you own. However, in the election of directors, you are entitled to cumulate your votes if you are present at the meeting, the nominee’s(s’) name(s) have properly been placed in nomination, and a shareholder has given notice at the meeting prior to the actual voting of his intention to vote his shares cumulatively. Cumulative voting allows you to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares you own, or to distribute your votes in the same fashion between two or more nominees. The return of an executed proxy grants the Board of Directors the discretionary authority to also cumulate votes.

May I Change My Vote After I Return My Proxy Card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised, if you file with CVB Financial Corp.’s Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How Do I Vote in Person?

If you plan to attend the meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a legal proxy from your broker, bank or other nominee to vote the shares at the meeting.

What Vote Is Required for Each Proposal?

The eight nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate “WITHHOLD” authority to vote for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee.

Proposal 2 regarding the ratification of the appointment of our auditors and Proposal 3 regarding “Say-On-Pay,” each require the approval of a majority of the shares represented and voting at the meeting, with affirmative votes constituting at least a majority of the required quorum. With respect to Proposal 4 regarding the frequency of Say-On-Pay, you may vote for either every year, every two years, every three years or abstain. Proposal 4 will be decided based upon which alternative receives a plurality of the votes cast.

Who are Shareholders of Record Versus Beneficial Owners?

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the “shareholder of record.” CVB Financial Corp. has sent the notice of annual meeting, proxy statement, our Annual Report on Form 10-K and proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or other holder of record, who is considered the shareholder of record with respect to those shares, has forwarded the notice of annual meeting, proxy statement, our Annual Report on Form 10-K and proxy card directly to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing.

What Constitutes a Quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Shares that are voted “FOR”, “AGAINST” or “ABSTAIN” in a matter are treated as being present at the meeting for purposes of establishing the quorum, but only shares voted “FOR” or “AGAINST” are treated as shares “represented and voting” at the Annual Meeting with respect to such matter.

How Are Broker-Non-votes and Abstentions Treated?

“Broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules, brokers or other nominees may not exercise discretionary voting power on certain matters. Brokers or other nominees have discretionary voting power for Proposal 2 (approval of KPMG, LLP as independent auditor), but not for Proposal 1 (election of directors), Proposal 3 (Say-On-Pay), and Proposal 4 (approval of the frequency of the advisory “Say-On-Pay” vote). If you do not provide specific voting instructions to your record holder, that record holder will not be able to vote on Proposals 1, 3, and 4. It is therefore important that you provide instructions to your broker if your shares are held by a broker, so that your vote with respect to these proposals is counted.

Abstentions will have no effect on Proposals 2 and 3, unless there are insufficient votes in favor of such proposals, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote against such proposals. Abstentions could be the plurality decision of our shareholders on Proposal 4.

What Are the Costs of Solicitation of Proxies?

We will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this proxy statement and the material used in this solicitation of proxies.

The proxies will be solicited principally through the mails, but CVB Financial Corp.’s directors, officers and regular employees may solicit proxies personally or by telephone. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals. We have retained the services of D. F. King & Co., Inc. to serve as proxy solicitor at an estimated cost of $7,500.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of
Shareholders to be held on May 18, 2011

The proxy statement, proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2010, are available at http://www.cbbank.com/annualmaterials.

STOCK OWNERSHIP

Who Are the Largest Owners of CVB Financial Corp.’s Stock?

The following table shows the beneficial ownership of common stock as of March 9, 2011, by those persons we know to be the beneficial owners of more than 5% of the outstanding shares of common stock based on information those persons have filed with the Securities and Exchange Commission (the “SEC”) on Schedule 13G. “Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, you beneficially own CVB Financial Corp.’s common stock not only if you hold it directly, but also if you indirectly, through a relationship, contract or understanding, have, or share, the power to vote the stock, to sell it or you have the right to acquire it within 60 days of March 9, 2011.

		Common Stock
		Beneficially Owned
		Number		Percent
Name	Address	of Shares		of Class

George A. Borba (through the George Borba Family Trust)	c/o Citizens Business Bank 701 N. Haven Avenue Ontario, CA 91764	11,586,304	(1)	10.91%

Lord, Abbett & Co. LLC	90 Hudson Street Jersey City, NJ 07302	6,098,523	(2)	5.75%

(1)	Includes 74,969 shares Mr. Borba has the right to acquire within 60 days after March 9, 2011. In computing the percentage of shares beneficially owned, any shares which Mr. Borba has a right to acquire within sixty (60) days after March 9, 2011 are deemed outstanding for the purpose of computing the percentage of common stock beneficially owned by him, but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the other shareholders in this table.

(2)	This information is based on a Schedule 13G filed by Lord, Abbett & Co. LLC on February 14, 2011. Lord, Abbett & Co. LLC has sole voting power over 5,367,553 of the 6,098,523 shares and sole dispositive power over all 6,098,523 shares. Lord, Abbett & Co. LLC holds the shares in the ordinary course of business. The “Percent of Class” calculation in the table was made using the 6,098,523 shares reported as beneficially owned in the Schedule 13G filing and the 106,078,253 shares of our common stock outstanding on March 9, 2011.

How Much Stock Do CVB Financial Corp.’s Directors and Officers Own?

The following table shows the beneficial ownership of CVB Financial Corp.’s common stock as of March 9, 2011, by (i) our Chief Executive Officer and President; (ii) those serving as our named executive officers in 2010; (iii) each director, all of whom are also nominees for director and (iv) by all directors and current executive officers as a group.

	Common Stock
	Beneficially Owned
	Number	Percent
Name	of Shares(1)	of Class(2)

George A. Borba(3)	11,586,304	10.91%
Chairman of the Board and Nominee
John A. Borba(4)	2,173,595	2.05%
Director and Nominee
Ronald O. Kruse(5)	1,697,008	1.60%
Director and Nominee
Robert M. Jacoby(6)	43,012	*
Director and Nominee
Christopher D. Myers(7)	419,500	*
President, Chief Executive Officer, Director and Nominee
James C. Seley(8)	320,808	*
Director and Nominee
San E. Vaccaro(9)	519,536	*
Director and Nominee
D. Linn Wiley(10)	475,751	*
Director and Nominee
Edward J. Biebrich, Jr.(11)	244,957	*
Former Executive Vice President and Chief Financial Officer
James F. Dowd(12)	30,000	*
Executive Vice President
David A. Brager(13)	55,995	*
Executive Vice President
David C. Harvey(14)	21,000	*
Executive Vice President
Current Directors and Executive Officers as a Group (14 persons)(15)	17,616,569	16.47%

*	Less than 1%.

(1)	Except as otherwise noted below, each person directly or indirectly has sole or shared voting and investment power (as community property and/or with such person’s spouse) with respect to the shares listed.

(2)	The percentage for each of these persons or group is based upon the total number of shares of CVB Financial Corp.’s common stock outstanding as of March 9, 2011, plus the shares which the respective individual or group has the right to acquire within 60 days after March 9, 2011, by the exercise of stock options. In computing the percentage of shares beneficially owned by each person or group of persons, any shares which the person (or group) has a right to acquire within sixty (60) days after March 9, 2011 are deemed outstanding for the purpose of computing the percentage of common stock beneficially owned by that person (or group), but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.

(3)	Includes 74,969 shares which Mr. G. Borba may acquire within 60 days after March 9, 2011, by the exercise of stock options.

(4)	Includes 74,969 shares which Mr. J. Borba may acquire within 60 days after March 9, 2011, by the exercise of stock options.

(5)	Includes 74,969 shares which Mr. Kruse may acquire within 60 days after March 9, 2011, by the exercise of stock options.

(6)	Includes 32,000 shares which Mr. Jacoby may acquire within 60 days after March 9, 2011, by the exercise of stock options.

(7)	Includes 152,000 shares which Mr. Myers may acquire within 60 days after March 9, 2011, by the exercise of stock options.

(8)	Includes 74,969 shares which Mr. Seley may acquire within 60 days after March 9, 2011, by the exercise of stock options.

(9)	Includes 74,969 shares which Mr. Vaccaro may acquire within 60 days after March 9, 2011, by the exercise of stock options and 425,525 pledged as securities to UBS.

(10)	Includes 100,751 shares which Mr. Wiley may acquire within 60 days after March 9, 2011, by the exercise of stock options.

(11)	Includes 175,458 shares which Mr. Biebrich may acquire within 60 days after March 9, 2011, by the exercise of stock options. Mr. Biebrich retired from his position as Executive Vice President and Chief Financial Officer on March 1, 2011.

(12)	Includes 10,000 shares which Mr. Dowd may acquire within 60 days after March 9, 2011, by the exercise of stock options.

(13)	Includes 33,670 shares which Mr. Brager may acquire within 60 days after March 9, 2011, by the exercise of stock options.

(14)	Includes 4,000 shares which Mr. Harvey may acquire within 60 days after March 9, 2011, by the exercise of stock options.

(15)	Includes 896,724 shares which members of the group may acquire within 60 days after March 9, 2011, by the exercise of stock options.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. To that end, the Board of Directors has adopted Corporate Governance Guidelines, which among other things, provide for:

•	At least a majority of independent directors;

•	Audit, compensation and nominating/corporate governance committees consisting solely of independent directors;

•	Periodic executive sessions of non-management directors;

•	An annual self-evaluation process for the Board of Directors and its committees;

•	Ethical conduct of directors;

•	Director access to officers and employees;

•	Director access to independent advisors;

•	Periodic review of a management succession plan; and

•	Methodology for reporting concerns to non-employee directors or the Audit Committee.

A copy of our Corporate Governance Guidelines is available on our website at www.cbbank.com by clicking the tab “CVB Investors,” “Enter Our Investors” and then “Governance Documents.”

Board Selection Process

We have established a Nominating and Corporate Governance Committee. This committee assists the Board of Directors in director selection, as well as review and consideration of developments in corporate governance practices. This committee also recommends to the Board of Directors director nominees for each Board of Directors committee, and reviews director candidates submitted by shareholders. The Nominating and Corporate Governance Committee is responsible for annually reviewing and evaluating with the Board of Directors the appropriate skills and characteristics required of members of the Board of Directors in the context of the current composition of the Board of Directors and our goals for nominees to the Board of Directors, including nominees who are current members of the Board of Directors. The Nominating and Corporate Governance Committee has the authority to utilize third party providers, as appropriate, to assist it in fulfilling its Board of Directors selection function.

The Nominating and Corporate Governance Committee considers the entire makeup of the Board of Directors when making its nominating recommendations to the full Board of Directors, including age, experience and skillset. In identifying and evaluating nominees for director, the goals of the Nominating and Corporate Governance Committee include maintaining a strong and experienced Board of Directors by continually assessing the Board of Directors’ business background, current responsibilities, community involvement, independence, commitment to CVB Financial Corp. (including meaningful ownership of our common stock with a market value of at least $100,000) and time available for service. The Nominating and Corporate Governance Committee also considers diversity of viewpoints, background, experience (including skill diversity) and other demographics in the selection of nominees.

Other important factors the Nominating and Corporate Governance Committee will consider in evaluating nominees include current knowledge and contacts in CVB Financial Corp.’s industry and other industries relevant to CVB Financial Corp.’s business, ability to work together with other members of the Board of Directors.

Board Leadership Structure and Risk Oversight

The business and affairs of CVB Financial Corp. are managed under the direction of the Board of Directors. The Board of Directors has historically separated the role of Chief Executive Officer and Chairman of the Board. Mr. George Borba has served as Chairman of the Board since Citizens Business Bank’s opening in 1974, and Mr. Christopher D. Myers currently serves as our President and Chief Executive Officer. Separate board committees exist at CVB Financial Corp. and Citizens Business Bank, each of which is responsible for supervising various areas of risk. The Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee exist at CVB Financial Corp. The Loan Committee, Risk Management Committee, Balance Sheet Management Committee, and Trust Services Committee exist at Citizens Business Bank. All of the committees meet regularly and report to the full Board of Directors.

The Board of Directors is charged with providing oversight of CVB Financial Corp.’s risk management processes. In accordance with the rules and regulations of the Nasdaq Stock Market, the Audit Committee is primarily responsible for overseeing the risk management function at CVB Financial Corp. on behalf of the Board.

The Risk Management Division of Citizens Business Bank conducts periodic monitoring of compliance efforts with a special focus on those areas that expose the Bank to compliance risk. The purpose of the periodic monitoring is to ensure that Citizens Business Bank associates are adhering to established policies and procedures. The Chief Risk Officer of Citizens Business Bank notifies the appropriate department head, the Management Compliance Committee, the Audit Committee and the Risk Management Committee of Citizens Business Bank of any violations noted.

The committees meet periodically with the various members of management and receive a comprehensive report on risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The committees also receive updates between meetings from members of management relating to risk oversight matters. The Audit Committee provides a report on risk management to the full Board of Directors on at least a quarterly basis.

In addition to the Risk Management Committee of Citizens Business Bank and Audit Committee of CVB Financial Corp., other committees of the Board of CVB Financial Corp. consider the risks within their areas of responsibility. For example, the Compensation Committee of CVB Financial Corp. considers the risks that may be implicated by our executive compensation programs. For a discussion of the Compensation Committee’s review of CVB Financial Corp.’s senior executive officer compensation plans and employee incentive compensation plans and the risks associated with these plans, see “Compensation Committee Report — Discussion of Compensation Policies and Practices Related to Risk Management” on page 25 of this Proxy Statement.

Consideration of Shareholder Nominees

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board of Directors. In evaluating nominees, the Nominating and Corporate Governance Committee will look at the same factors described under the heading “Board Selection Process” that it uses for nominees which come to its attention from persons other than the Board of Directors. Recommendations must be submitted in writing to the attention of the Chair of the Nominating and Corporate Governance Committee at the following address:

CVB Financial Corp.
701 N. Haven Avenue, Suite 350
Ontario, California 91764

Shareholders should include in such recommendation, (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of CVB Financial Corp. owned by each proposed nominee and the notifying shareholder; (d) the name and residence address of the notifying shareholder; and (e) a letter from the proposed nominee indicating that such proposed nominee wishes to be considered as a nominee for the CVB Financial Corp. Board of Directors and will serve as a member of the CVB Financial Corp. Board of Directors if elected. In addition, each recommendation must set forth in detail the reasons why the notifying shareholder believes the proposed nominee meets the criteria set forth in the Nominating and Corporate Governance Committee Charter for serving on CVB Financial Corp.’s Board of Directors.

In addition, our Bylaws permit shareholders to nominate directors for consideration at an annual meeting. For a description of the process, see the “Notice of 2011 Annual Meeting of Shareholders” included herein.

Executive Sessions

Executive sessions of independent directors are held at least three times a year. The person who presides at these meetings is chosen by the independent directors.

Attendance at Annual Meetings

The Board of Directors encourages all of its members to attend the Annual Meeting of Shareholders. All of our directors attended the 2010 Annual Meeting of Shareholders.

Communications with the Board of Directors

Shareholders wishing to contact CVB Financial Corp.’s Board of Directors, including a committee of the Board of Directors, may do so by writing to the following address to the attention of the Board of Directors or a committee of the Board of Directors at:

Board of Directors
CVB Financial Corp.
701 North Haven Avenue, Suite 350
Ontario, California 91764

Confidential communications may be sent through the internet by logging on to http://www.reportit.net and entering the username: “Citizens” and the password: “Citizens.” All communications sent to the Board of Directors will be communicated with the entire Board of Directors unless the communication is intended only for a specific committee. CVB Financial Corp.’s Corporate Secretary keeps a log of all communications sent to the Board of Directors or its committees. This log is available for inspection by the members of the Board of Directors.

Executive Officers

Biographical information about all of our executive officers is contained under Item 1 of our Annual Report on Form 10-K, a copy of which is being mailed with this proxy statement and which is available on the SEC’s website at http://www.sec.gov and at www.cbbank.com/annualmaterials.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

PROPOSAL 1

ELECTION OF DIRECTORS

We have nominated eight directors for election at the annual meeting, which is the number fixed for the election of directors.

We will nominate the persons named below, all of whom are present members of CVB Financial Corp.’s Board of Directors, for election to serve until the 2012 Annual Meeting of Shareholders and until their successors have been elected and qualified. Each of these persons is also a member of the Board of Directors of our principal subsidiary, Citizens Business Bank. The Board of Directors will cast its votes to effect the election of these nominees. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors.

Each of our Board members was nominated based on the assessment of our Nominating and Corporate Governance Committee and our Board of Directors that the nominees have demonstrated an ability to make meaningful contributions to the oversight of our business and affairs, have a reputation for honesty and ethical conduct in their personal and professional activities and share independence, experience and strong communication and analytical skills.

The Nominees

The directors standing for reelection are:

			Year First
			Elected
	Principal Occupation		or Appointed
Name and Position	For Past Five Years	Age	a Director

George A. Borba(1) Chairman of the Board	Dairy Farmer, George Borba & Son Dairy	78	1981
John A. Borba(1) Director	Dairy Farmer, John Borba & Sons	83	1981
Robert M. Jacoby, C.P.A. Director	Certified Public Accountant	69	2005
Ronald O. Kruse Vice Chairman of the Board and Director	Chairman, Kruse Investment Co., Inc. and Feed Commodities, LLC	72	1981
Christopher D. Myers President, Chief Executive Officer and Director	President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank	48	2006
James C. Seley Director	Partner, Seley & Co. (commodity merchant)	69	1996
San E. Vaccaro Director	Attorney	78	1999
D. Linn Wiley Vice Chairman of the Board and Director	Consultant; Former President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank	72	1991

(1)	George A. Borba and John A. Borba are brothers.

Although each of the nominees was selected based on the entirety of his experience and skills, the following sets forth certain specific qualifications for directorship for each of our directors:

George A. Borba has served as Chairman of the Board since CVB Financial Corp.’s inception and is one of the three founding directors of CVB Financial Corp. who remain on the Board today. Mr. Borba, a dairy farmer, led the original organizing group of Chino Valley Bank, the predecessor to CVB Financial Corp. and Citizens Business Bank, which opened for business on August 9, 1974. Mr. Borba is the owner of George Borba & Son Dairy and has deep roots in the Southern California dairy industry. These roots connect him to the business community and to CVB Financial Corp.’s customers. Under his stewardship, Citizens Business Bank has grown from a de novo bank targeting mainly small businesses in and around the Chino, California area to a $6.4 billion-asset bank serving 41 cities with 43 business financial centers and five commercial banking centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Mr. Borba chairs the Compensation Committee, the Corporate Governance Committee and the Nominating Committee of the Board. Mr. Borba brings to the Board a deep understanding of CVB Financial Corp.’s history, business, and organization as well as prudent judgment and extensive management experience.

John A. Borba is one of the three founding directors of CVB Financial Corp. who remain on the Board today. He chaired the Audit Committee of the Board until 2009. He is a dairyman and owner of John A. Borba & Sons Dairy where he directs the business and affairs of the company. Mr. Borba has helped to oversee the strong performance and growth of CVB Financial Corp. and Citizens Business Bank during the last 37 years from a de novo bank targeting mainly small businesses in and around the Chino, California area to a $6.4 billion-asset bank serving 41 cities with 43 business financial centers and five commercial banking centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. In addition to Mr. Borba’s deep roots in the community CVB Financial Corp. primarily serves, Mr. Borba brings to the Board management expertise gained from the successful operation of his own business and an extensive understanding of CVB Financial Corp.’s business, history and organization.

Robert M. Jacoby, C.P.A.  is a Certified Public Accountant and current chair of the Audit Committee who has served on the board since 2005. He is one of two designated financial experts on the Audit Committee. As an accountant, Mr. Jacoby has operated his own accounting practice since 1992. Prior to 1992, he was with the accounting firm of Grant Thornton for 21 years where he specialized in banking, manufacturing and distribution. Mr. Jacoby is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Jacoby was previously the engagement partner for Grant Thornton when they were the accountants for Chino Valley Bank, the predecessor company to CVB Financial Corp. and Citizens Business Bank. Grant Thornton served as the auditor for Chino Valley Bank from 1974 to 1987 and Mr. Jacoby was the engagement partner for CVB Financial Corp. from 1981 to 1987. Mr. Jacoby was also a director of the former First American Bank (now PacWest Bancorp) in Rosemead, California for thirteen years. Mr. Jacoby’s qualifications to sit on the Board include his financial and accounting expertise, his years of experience as a bank director, and his long history with and deep knowledge of CVB Financial Corp.’s and Citizens Business Bank’s financial and business affairs.

Ronald O. Kruse is one of the three founding directors of CVB Financial Corp. who remain on the Board today. He has served on the Board for nearly 37 years. He serves as one of two Vice-Chairman of the Board and chairs the Balance Sheet Management Committee of the Citizens Business Bank Board. Mr. Kruse is an active member of the California business and agricultural community as Chairman of his family businesses, Kruse Investment Co., Inc. and Feed Commodities, LLC. Prior to forming Kruse Investment Co., Inc. and Feed Commodities, LLC, Mr. Kruse was owner and Chairman of O.H. Kruse Grain & Milling from 1974 through 1995. O.H. Kruse Grain & Milling was one of the largest animal feed manufacturing companies west of the Mississippi River. Mr. Kruse’s qualifications to sit on the Board include his extensive understanding of large scale business organizations, his understanding of our customers’ business needs, particularly those of our agricultural customers, and his specific understanding of our Company’s history and organization.

Christopher D. Myers is the current President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank. He has served in that capacity and as a board member since August 1, 2006. From 2004 to 2006, Mr. Myers served as Chairman of the Board and Chief Executive Officer of Mellon 1st Business Bank, a $3 billion-asset Los Angeles based-bank that is now a subsidiary of U.S. Bank. From 1996 to 2003, he held several management positions with Mellon 1st Business Bank, including Executive Vice President, Regional Vice President, and Vice President/Group Manager. Mr. Myers received his B.A. from Harvard University and a M.B.A. in Finance and Marketing from the University of California at Los Angeles and has over 25 years experience in banking. Mr. Myers’ qualifications to sit on our Board include his extensive banking, operational and executive leadership experience.

James C. Seley has served on the Board of CVB Financial Corp. since 1996. He is a partner in Seley & Co., a family owned commodities trading company specializing in livestock feed ingredients. As a result of his years of experience in the commodity markets, Mr. Seley has provided expertise to CVB Financial Corp. on trading markets and interest rates. He has been an active participant in the management of Citizen Business Bank’s community reinvestment programs and regulatory compliance review. His guidance has contributed to the on-going success of these programs and their positive results for the organization. Mr. Seley also chairs the Risk Management Committee of the Citizens Business Bank Board. Mr. Seley’s qualifications to sit on our Board include his operational and financial expertise gained from the successful operation of his own business as well as his history with CVB Financial Corp.

San E. Vaccaro is an attorney and the second financial expert serving on the Audit Committee who has served on the board since 1999. He joined the boards of CVB Financial Corp. and Citizens Business Bank in 1999 upon the acquisition of ONB Bancorp and Orange National Bank. He served as Chairman of the Board of both these companies. Mr. Vaccaro received his undergraduate and juris doctor law degrees from Fordham University. He is admitted to practice before state and federal courts in Arizona and California and the Supreme Court of the United States. His law firm, Law Offices of San E. Vaccaro, and its predecessor firm, Curtis & Vaccaro, has been an active participant in the Orange County legal community for many years. He is a past member of the National Association of Corporate Directors and has over 32 years experience serving on the boards of public financial institutions. Because of his background and experience in the Orange County banking and business community, he provides CVB Financial Corp. and Citizens Business Bank with advice and direction as CVB Financial Corp. implements its Orange County growth initiatives.

D. Linn Wiley is Vice Chairman of the Board and has been on the Board of CVB Financial Corp. and Citizens Business Bank since 1991. He served as President and Chief Executive Officer of both entities until August 1, 2006, and then served as a consultant to Citizens Business Bank pursuant to a Consulting Agreement until April 1, 2010. During Mr. Wiley’s tenure as President and Chief Executive Officer, Citizens Business Bank grew from 14 business financial centers to 40 business financial centers and from approximately $500 million in assets to more than $6.0 billion in assets. Its annual earnings increased from $8.0 million to more than $70.0 million. In addition, the market value of CVB Financial Corp.’s common stock grew from $54 million to $1.25 billion. As Vice Chair, Mr. Wiley has been a key influence in CVB Financial Corp.’s continued growth and success. He serves as a liaison between Citizens Business Bank’s Senior Leadership and the Board and he is the Chairman of the Trust Services Committee of the Citizens Business Bank Board. Mr. Wiley served as president and chief executive officer of two other financial institutions prior to joining CVB Financial Corp. in 1991. He also served as a director of the Los Angeles branch of Federal Reserve Bank of San Francisco from 2000 to 2006. Mr. Wiley brings to the Board over forty-five years of banking experience and an intimate knowledge of CVB Financial Corp.’s business and operations.

All of the current nominees were elected at the 2010 Annual Meeting of Shareholders.

Director Independence

With the exception of Mr. Myers, each of our directors is “independent” within the meaning of the rules and regulations promulgated by the Nasdaq Stock Market and has been determined to be “independent” by our Nominating and Corporate Governance Committee.

The Board of Directors and Committees

The Board of Directors of CVB Financial Corp. oversees our business and affairs. As set forth previously, the Board of Directors of CVB Financial Corp. also has three standing committees: an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. The Board of Directors of Citizens Business Bank has 4 standing committees: Loan Committee, Risk Management Committee, Balance Sheet Management Committee, and Trust Services Committee.

The Number of Meetings Attended

During 2010, CVB Financial Corp.’s Board of Directors held 12 regular meetings and 2 special meetings, and the Board of Directors of Citizens Business Bank held 12 regular meetings. All of the directors of CVB Financial Corp. and Citizens Business Bank during 2010 attended at least 75% of the aggregate of (i) the total number of CVB Financial Corp. and Citizens Business Bank Board meetings and (ii) the total number of meetings held by all committees of the Board of Directors of CVB Financial Corp. or Citizens Business Bank on which he served during 2010.

Audit Committee

The Audit Committee of the Board of Directors is composed of Messrs. Robert Jacoby (Chairman), John Borba, Ronald Kruse, James Seley, and San Vaccaro. The Audit Committee operates under a written charter, adopted by the Board of Directors, which is available on our website at www.cbbank.com by clicking the tab “CVB Investors,” then “Enter Our Investors” and then “Governance Documents.” The Audit Committee is a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Each of the members of the Audit Committee is independent within the meaning of the rules and regulations of the Nasdaq Stock Market.

The purpose of the Audit Committee is to oversee and monitor (i) the integrity of our financial statements and its systems of internal accounting and financial controls; (ii) our compliance with applicable legal and regulatory requirements; (iii) our independent auditor qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Board of Directors has determined that Mr. Jacoby and Mr. Vaccaro are “audit committee financial experts” within the meaning of the rules and regulations of the SEC.

The Audit Committee has sole authority to appoint or replace the independent auditors (including oversight of audit partner rotation). The Audit Committee is also directly responsible for the compensation and oversight of the work of the independent auditors. Our independent auditors report directly to the Audit Committee. Among other things, the Audit Committee prepares the audit committee report for inclusion in the annual proxy statement, reviews and discusses with management and the independent auditor our independent certified audits; reviews and discusses with management and the independent auditor quarterly and annual financial statements; reviews the adequacy and effectiveness of our disclosure controls and procedures; approves all auditing and permitted non-auditing services; reviews significant findings by bank regulators and management’s response thereto; establishes procedures to anonymously and confidentially handle complaints we receive regarding auditing matters and accounting and internal accounting controls; and handles the confidential, anonymous submission to it by our employees of concerns regarding questions to accounting or auditing matters. The Audit Committee also has authority to retain independent legal, accounting and other advisors as the Audit Committee deems necessary or appropriate to carry out its duties. The Audit Committee held 12 meetings during 2010, plus 4 special meetings for the purpose of reviewing SEC filings and appointing our auditing firm.

The report of the Audit Committee is included below.

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or under the Exchange Act, except to the extent we specifically incorporate this Report by reference.

The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of CVB Financial Corp. The Audit Committee manages CVB Financial Corp.’s relationship with its independent auditors (who report directly to the Audit Committee).

In discharging its oversight responsibility, the Audit Committee has met and held discussions with management and KPMG, LLP, the independent registered public accounting firm for CVB Financial Corp., regarding the audited consolidated financial statements. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors their independence and satisfied itself as to their independence.

Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of CVB Financial Corp.’s audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

THE AUDIT COMMITTEE

Robert M. Jacoby, C.P.A., Chairman
John A. Borba
Ronald O. Kruse
James C. Seley
San E. Vaccaro

Dated: April 5, 2011

Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee consisting of Messrs. George Borba (Chairman), John Borba, Robert Jacoby, Ronald Kruse, James Seley, and San Vaccaro. Each of the members of the Nominating and Corporate Governance Committee is independent within the meanings of the rules and regulations of the Nasdaq Stock Market.

As set forth above, the Nominating and Corporate Governance Committee:

•	assists the Board of Directors by identifying individuals qualified to become members of the Board of Directors;

•	recommends to the Board of Directors the director nominees for the next annual meeting;

•	recommends to the Board of Directors director nominees for each committee; and

•	develops and recommends a set of corporate governance principles applicable to CVB Financial Corp.

Other specific duties and responsibilities of the Nominating and Corporate Governance Committee include: retaining and terminating any search firm to identify director candidates; receiving communications from shareholders regarding any matters of concern; recommending to the Board directors for each committee; and reviewing and reassessing the adequacy of its charter and its own performance on an annual basis. The procedures for nominating directors, other than by the Board of Directors itself, are set forth in the bylaws and reprinted in the Notice of Annual Meeting of Shareholders. The charter of the Nominating and Corporate Governance Committee is available on our website at www.cbbank.com by clicking the tab “CVB Investors,” then “Enter Our Investors” and then “Governance Documents.” The Nominating and Corporate Governance Committee held 1 meeting during 2010.

Compensation Committee

The Compensation Committee of the Board of Directors of CVB Financial Corp. (the “Compensation Committee”) has overall responsibility for overseeing our compensation and employee benefit plans and practices, including our executive compensation plans and our incentive compensation and equity-based plans. This committee is composed of Messrs. George Borba (Chairman), John Borba, Robert Jacoby, Ronald Kruse, James Seley, and San Vaccaro. Each of the members of the Compensation Committee is independent within the meaning of the rules and regulations of the Nasdaq Stock Market. During the year, meetings are scheduled quarterly, but are held at other times as needed. During 2010, the Compensation Committee met 12 times. The meetings are set up by the Corporate Secretary in conjunction with the Chairman of the Compensation Committee. The Chief Executive Officer and the Chief Financial Officer provide input on the agendas.

The Compensation Committee has a charter, which can be found on CVB Financial Corp.’s website, www.cbbank.com, by clicking the tab “CVB Investors,” then “Enter Our Investors” and then “Governance

Documents.” This charter is reviewed annually with input from our outside counsel and may be changed to keep abreast of current regulations and changes in duties.

The Compensation Committee has the responsibility of recommending to the Board of Directors the appropriate level of compensation for the Board of Directors, and for determining the total compensation of our Chief Executive Officer, Chief Financial Officer, the other three most highly-compensated executive officers (with our Chief Executive Officer and Chief Financial Officer, the “named executive officers”), and all other officers and non-officers in CVB Financial Corp.

The Compensation Committee has the authority to consult and retain internal and external advisors as needed. The Compensation Committee did not engage an outside consulting firm or compensation consultant for the purpose of establishing 2010 base salaries. Instead, the Compensation Committee conducted its own evaluation of the competitiveness of CVB Financial Corp.’s branch managers’ and executive officers’ salaries, bonuses, benefits and employment agreement arrangements through a market check of a peer-group of regional commercial banking organizations. The peer group was established based on salary survey information obtained from the Salary Information Retrieval System survey prepared by Organization Resource Counselors, Inc. The list of companies included in the peer group is shown on page 17. Finally, CVB Financial Corp. reviews publicly available information from filings with the SEC, from quarterly reports filed with banking regulatory agencies, press releases, and similar publicly available information to establish parameters for compensation.

The Compensation Committee may delegate its authority to others within the organization if it deems necessary, but has not done so. Our Chief Executive Officer, Chief Financial Officer, and Human Resources Director participate, when requested to do so, in determining or recommending the amount or form of executive and director compensation (except with respect to their own compensation).

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis describes our compensation philosophy and summarizes the structure and objectives of the various compensation programs administered by our Compensation Committee.

Objectives and Philosophy of Our Compensation Program

We provide a comprehensive compensation package comprised of base salary, an annual cash incentive plan, long-term equity compensation plan, profit sharing plan, deferred compensation program and health and welfare benefits. We have adopted a basic philosophy and practice of offering a compensation program designed to attract and retain highly qualified employees. We believe our compensation practices encourage and motivate these individuals to achieve superior performance on both a short-term and long-term basis. This underlying philosophy pertains specifically to executive compensation as well as employee compensation at all other levels throughout our organization.

Our compensation is designed to achieve the following objectives:

•	Attract and retain talented and experienced executives;

•	Provide a base salary that is competitive in our industry;

•	Align the interest of our executives with those of our shareholders by having our cash-based incentive compensation based, in part, on increasing growth in shareholder value; and

•	Offer equity-based compensation that reflects the growth in our stock value and thus, in shareholder value.

Our compensation program is designed to reward employees for meeting our corporate objectives. Our goal is to have a level of earnings growth and a return on equity consistent with enhancing shareholder value. These elements are at the core of our cash-based bonus program.

Methodologies for Establishing Compensation

In determining the appropriate compensation levels for our Chief Executive Officer, the Compensation Committee meets outside the presence of all of our executive officers. With respect to the compensation of all of our other named executive officers, the Compensation Committee meets outside the presence of all executive officers, other than, as requested, our Chief Executive Officer, our Chief Financial Officer (except with respect to his own compensation) and our Human Resources Director. The Compensation Committee generally reviews and approves any salary increases for all officers including the named executive officers in April and all non-officers in July, and responds to salary recommendations from our named executive officers for all officers (other than the named executive officers) and non-officers.

With the input of our Human Resources Department, the Chief Executive Officer (other than with respect to his own compensation) makes recommendations to the Compensation Committee regarding base salary levels, performance goals, bonuses and equity incentive awards for our named executive officers (other than our Chief Executive Officer). The Compensation Committee determines each element of compensation for the Chief Executive Officer. Each year, our Human Resources Director coordinates a written performance evaluation on our employees. These reviews are based on stated objectives for the employee and how the results of his or her performance compare with those objectives. The results of these evaluations, along with the recommended salary increase, are presented to the Compensation Committee for its review and approval.

In January of each year, the Compensation Committee determines bonus payments under the prior year’s performance compensation plan, and generally in March of each year, the Compensation Committee determines target amounts and performance criteria for the current year’s performance compensation plan. The Compensation Committee similarly determines equity incentive awards for each of the named executive officers, generally in June of even numbered years.

Summary of Components of Compensation

The following table outlines our various compensation plans as in effect for the fiscal year 2010. We feel these compensation components are consistent with meeting our objectives. The allocation between cash and non-cash compensation is based on the Compensation Committee’s determination of the appropriate mix among base salary, annual cash incentives and long-term equity incentives to encourage retention and performance.

Component	Characteristics	Purpose

Base Salary	Each executive officer is eligible for an annual increase in April based on performance. This is a fixed cash compensation.	The base salary allows us to compensate our officers at a level that is competitive in the industry. This will help us attract and retain highly qualified executives. This rewards individual performance and level of experience.
Bonus	Paid based on CVB Financial Corp.’s attainment of a stipulated return on equity. Some bonuses may also be paid, at the discretion of the Compensation Committee, if the stipulated return on equity is not attained. Individual executives have additional performance criteria based on their positions with CVB Financial Corp.	The bonus element serves to reward executives when CVB Financial Corp. meets its return on equity objective and when they meet and exceed the current year’s other objectives, adding to shareholder value. Incentivizes executives to meet performance targets which helps us meet our overall strategic objectives.

Component	Characteristics	Purpose

401(k) Profit Sharing	This has two components: (i) 401(k) to which CVB Financial Corp. places a fixed amount and the executive can add to it, (ii) the profit sharing is paid to all plan participants including named executive officers. Contributions are at the discretion of the Compensation Committee and may be up to 5% of salary and bonus.	The 401(k) assists the executive in saving for retirement. The profit sharing portion allows the executive to share in the profits of CVB Financial Corp. and, since the money goes into a retirement plan, it also assists the executive in saving for retirement.
Restricted Stock	Awarded from time to time to selected officers, including named executive officers, based on position and performance. Recipients do not have to outlay any additional cash to acquire the stock.	Restricted stock permits all recipients to share in the long-term appreciation of CVB Financial Corp.’s stock with less dilution to our shareholders. This also aligns the compensation of the executives with our shareholders. Restricted stock is subject to time-based vesting provisions.
Stock Options	Awarded from time to time to selected officers, including named executive officers, based on position and performance.	Stock options allow the executive to share in the long-term appreciation of CVB Financial Corp.’s stock. This aligns the compensation of the executive with the interests of our shareholders.
Deferred Compensation	Plans available to our Chief Executive Officer and other senior officers.	Allows for the tax deferral of compensation and growth of deferred amounts (including, in the case of our Chief Executive Officer only, a guaranteed rate of return of 6%).
Health and Welfare Benefits	These are the same benefits as offered to the total employee base; including medical, dental, vision, life and disability insurance. The named executive officers pay a portion of the costs in the same manner as all employees.	These benefits assist the employee in meeting the basic health and welfare needs of the executive and the executive’s family.

Base Salary

It is our philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations and to guarantee the recipient a fixed amount of income. We predicate the base salary on the executive’s ability, experience and past and potential performance and contribution to CVB Financial Corp. and Citizens Business Bank. On an annual basis, we evaluate and adjust each executive’s base salary and incentive compensation, if appropriate, based on salary surveys, comparable salary information and other considerations. Our Human Resources Department gathers this information to analyze appropriate salary levels for our named executive officers, as well as all of our other employees. Each year we generally establish a pool for base salary increases and award the percentage increases to each employee based on his or her job performance.

The base salary range is determined, in part, through a market check of a peer-group of regional commercial banking organizations. We analyze salary surveys from the Salary Information Retrieval System survey prepared by

Organization Resource Counselors, Inc. Although our market check considers a wide range of companies for the purpose of evaluating our base salary ranges, we focus our analysis on banks and bank holding companies located in California between approximately $5 and $25 billion in assets, including the following:

Total Assets
Company Name	2010 FY
(In billions)

City National Corporation	$21.4
East West Bancorp, Inc.	20.7
Pacific Capital Bancorp	6.1
PacWest Bancorp	5.5
Westamerica Bancorporation	4.9

These banking institutions have similar business model concentrations in wealth management and consumer and commercial loans and operate within CVB Financial Corp.’s geographic region. Data analyzed by the Compensation Committee included total assets, asset growth, return on average assets, return on average equity, net interest margin, efficiency ratio, core earnings per share growth, total three-year returns and number of branches. In addition, CVB Financial Corp. reviews publicly available information, such as proxy statements for banks and bank holding companies in California from SEC filings, from quarterly reports filed with banking regulatory agencies, press releases, and similar publicly available information, to establish parameters for compensation.

The Compensation Committee believes that surveying measures such as base salaries, cash compensation and total compensation paid by companies in the above peer group can serve as a useful comparative tool. On the other hand, the Compensation Committee recognizes that executives in different companies can play significantly different roles, even though they may hold the same nominal positions. Moreover, it is not possible to determine from the available information about peer group compensation anything relating to the respective qualitative factors that may influence compensation, such as the performance of individual executives or their perceived importance to their companies’ business. The Compensation Committee looked to information with respect to the above companies only as a guide to setting compensation, rather than as formal benchmarking.

Annual Cash Bonuses

We have a performance-based compensation plan for our executives under the 2010 Executive Incentive Plan (the “Executive Incentive Plan”), which our shareholders approved at our 2010 Annual Meeting of Shareholders. We also grant discretionary cash bonuses to our executives if our Compensation Committee determines that such discretionary bonuses are appropriate under the circumstances. As discussed further below, there were no cash bonuses paid under the Executive Incentive Plan for 2010. Instead, bonuses were paid under the discretionary authority of our board of directors.

The purpose of the following discussion is to explain and illustrate the manner in which the Executive Incentive Plan operates, even though no payments were made under this plan, because elements from the Executive Incentive Plan were utilized in determining the discretionary cash bonuses the executives received.

Executive Incentive Plan — Performance-Based Compensation

The Executive Incentive Plan is administered in conjunction with our discretionary performance compensation plan, which we adopt each year. The Executive Incentive Plan rewards executives for outstanding performance provided to CVB Financial Corp. In addition, by linking the executive’s overall compensation to established performance measures, we are able to hold each of the executives accountable for their individual performance and for CVB Financial Corp.’s overall financial performance. The Compensation Committee has the sole discretion to determine the standard or formula pursuant to which each participant’s bonus shall be calculated, whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each participant, subject in all cases to the terms, conditions, and limits of the Executive Incentive Plan and of any other written commitment authorized by the Compensation Committee. In January of each calendar year, the Compensation

Committee determines the amount of the Executive Incentive Plan awards and the extent to which performance bonuses are payable for such year.

Awards under our Executive Incentive Plan are based on the achievement of specific performance measures related to business criteria, as determined each year by the Compensation Committee. The categories from which the Compensation Committee chooses the performance measures for each year are set forth in the Executive Incentive Plan and include: (i) deposit growth, (ii) total deposits, (iii) earnings growth, (iv) earnings per share, (v) efficiency ratio, (vi) investment services earnings, (vii) investment services revenue, (viii) loan growth, (ix) total loans, (x) net income, (xi) fee income, (xii) new trust assets, (xiii) new trust fees, (xiv) nonperforming assets to assets ratio, (xv) return on assets, (xvi) return on equity, (xvii) trust earnings, (xviii) trust growth, and (xix) trust revenue.

For 2010, the performance measures chosen by the Compensation Committee for Christopher Myers, our President and Chief Executive Officer, Edward Biebrich, our former Executive Vice President and Chief Financial Officer, and David Brager, our Executive Vice President — Sales Division Manager, are set forth in the table below. The Compensation Committee chose these performance measures for these named executive officers because it believed these measures were the best measures for judging the overall business success of CVB Financial Corp. from a bank operational perspective. Separate performance measures were used for James Dowd, Citizens Business Bank’s Executive Vice President and Chief Credit Officer and David Harvey, Citizens Business Bank’s Executive Vice President and Chief Operations Officer as described below.

Each performance measure received a weighting between 10% and 40%, all based on a 100% scale, as set forth in the table below. A higher degree of weighting (40%) is assigned to the return on average equity measure, because the Compensation Committee believes this measure best incentivizes current year profitability. The Compensation Committee establishes corporate goals with the intent to balance current profitability with long-term stability and prudent risk management.

					2010
Performance Measures	Weighting	Level 1	Level 2	Level 3	Results
	(Dollars in Thousands)

Return on Average Common Equity	40%	11.00%	13.00%	15.00%	9.35%
Average Demand Deposits (Non-Interest Bearing)	20%	$1,610,000	$1,660,000	$1,710,000	$1,669,610
Average Total Deposits including Repurchases	20%	$5,100,000	$5,200,000	$5,300,000	$5,125,097
Total Loans (Net of San Joaquin Bank discount)	10%	$4,050,000	$4,200,000	$4,350,000	$3,913,914
Fee Income and Non-Interest Income	10%	$33,000	$34,000	$35,000	$38,129

For each performance measure, we establish three target business performance objectives that each correlate to a percentage of the executive’s base salary to determine the maximum amount of bonus to which the named executive officer is entitled. Mr. Myers’ percentage levels of base salary were set at Level 1 — 75%, Level 2 — 100% and Level 3 — 150% for each business performance measure. Each of the other named executive officers levels were set at Level 1 — 25%, Level 2 — 50% and Level 3 — 75% of base salary for each business performance measure. Based on the percentage weighting assigned to the particular business measure, a fixed dollar amount of bonus is determined for achieving the business performance measure.

Once all the amounts are determined for each bonus performance measure, we calculate the total amount of the bonus under the Executive Incentive Plan. Based on our historical performance, we believed that each of the target business performance objectives was achievable.

Below is an illustration of how one measure, return on average common equity, would be calculated if bonus payments were being made under the Executive Incentive Plan to one of our named executive officers, other than Christopher Myers, using the weightings above and if our return on equity was 11% for the year ended December 31, 2010:

(Base Salary x 25%) = Actual $      Bonus for Return on Equity

	40%
where:	40%	=	the percentage weighting assigned to the return on average common equity performance measure.
	25%	=	the percentage of base salary utilized for achieving a return on average common equity of 11%.

Mr. Myers bonus for return on average common equity would be based on the same formula, except that his base salary would be multiplied by 75% rather than 25%. If the formula was used to calculate the bonus for return on equity for Mr. Harvey, a 30% weighting factor, rather than 40%, would apply, as shown on page 22.

We calculate the performance achieved in each of the other categories in the same manner in which we calculate the bonus for return on average common equity in order to arrive at the total bonus. Any performance bonuses granted under the Executive Incentive Plan are paid out in cash and the maximum performance bonus that may be paid to any single executive under the Executive Incentive Plan for any year is $1,750,000.

For 2010, we chose the minimum return on CVB Financial Corp.’s equity of 11%, because we believed it was achievable based upon prior years’ returns. We reduced the minimum return on equity condition in 2010 from 15% in 2009 as a result of our analysis of previous years’ performance and economic conditions. Because our actual return on equity for 2010 was 9.35%, below the 11% required in order for bonuses to be paid under the Executive Incentive Plan, no bonuses were paid under the Executive Incentive Plan.

The difficulty in achieving the performance measure depends heavily on market conditions. Negative developments in the financial services industry which began in 2008 and continued through 2010, have increased competition for deposits and quality loans. While we attempt to forecast the affect of changing market conditions when establishing the performance goals of our executives, we cannot always predict the course of events. Accordingly, executives may have difficultly in attaining certain objectives for reasons beyond their control. The Compensation Committee took the extraordinary negative economic conditions which began in 2008 and continued through 2010 into account and awarded discretionary cash bonuses outside of the Executive Incentive Plan.

The Compensation Committee continues to review proposed compensation arrangements for its named executive officers. It determined that, effective for fiscal year 2011, annual bonus compensation will be based upon net profit after tax in lieu of return on equity.

Discretionary Bonuses

The Compensation Committee has the discretion to grant bonuses which have not been earned under the guidelines of the Executive Incentive Plan and/or to adjust bonus allocations either upward or downward based on its judgment of an individual’s overall contribution to CVB Financial Corp. Because our actual return on equity for 2010 was 9.35%, below the minimum percentage of 11% required in order for bonuses to be paid under the Executive Compensation Plan for 2010, our Compensation Committee used its discretion to grant bonuses for 2010 under the discretionary performance compensation provisions of the Executive Incentive Plan (the “Discretionary Performance Compensation Plan”). This decision was made after extensive discussion, including a review of the reasons for not meeting the minimum threshold for return on equity, the impact of local, national and global economic conditions, and in particular, the on-going adverse economic conditions facing financial institutions.

In determining the appropriate level of bonuses for each named executive officer, the Compensation Committee considered some aspects of the individual performance criteria in the Executive Incentive Plan, described above. Subjective factors were also given significant weight, however, by the Compensation Committee, including but not limited to, (i) the named executive officer’s performance in implementing the strategic plan and vision of CVB Financial Corp. and Citizens Business Bank, (ii) whether or not the named executive officer achieved his individual performance goals and objectives, (iii) the named executive officer’s position and level of responsibility within Citizens Business Bank, and (iv) the base compensation the named executive officer received in 2010, as discussed in greater detail below. The Compensation Committee also had extensive discussions with our Chief Executive Officer whose input was critical in evaluating each named executive officer’s performance (other than his own) and in determining the appropriate amount of bonus compensation.

Equity-Based Compensation

We have one equity incentive plan that currently provides long-term incentives for our named executive officers and allows for the grant of stock options and restricted stock. We do not require any of our executive officers to own any minimum number of shares of our stock and we do not have any policies regarding hedging the economic risk of any shares our named executive officers may own.

Our 2008 Equity Incentive Plan aligns the interests of key employees, including the named executive officers, with those of our shareholders. We provide our named executive officers with an incentive to achieve superior performance by granting them long-term incentives to purchase our common stock at a fixed exercise price that equals the fair market value of the underlying stock on the date of the grant or, alternatively, restricted stock grants that vest over a certain number of years of service.

The Compensation Committee administers our equity incentive plans. The Compensation Committee has the authority to select the key employees eligible for the incentive awards. The Compensation Committee does not utilize any performance goals in determining the number of incentive awards to be granted. In determining the number and mix of incentive awards to be awarded in 2010, the Compensation Committee considered: (i) the number of incentive awards previously granted to an executive officer, (ii) its own analysis of that employee’s contribution to CVB Financial Corp., including an assessment of the employee’s responsibilities, as well as a subjective assessment of the employee’s commitment to CVB Financial Corp.’s future, (iii) the number of incentive awards granted to executives with similar responsibilities at our peer banks and bank holding companies, (iv) the projected percentage such incentive compensation would constitute of each executive’s overall compensation. The amount of compensation an award recipient may receive pursuant to the incentive is, in the case of options, based solely on an increase in the value of our common stock after the date of the grant, and, with respect to restricted stock, based on our share price.

The Compensation Committee’s goal is generally to maintain a balance between grants of stock options and restricted stock and to take into account the compensation expense associated with each form of incentive compensation. The Compensation Committee also takes into account the degree to which a grant of restricted stock versus stock options will incentivize its executives. When the Compensation Committee believes granting restricted stock instead of stock options would result in a more realizable value to its executives, thereby serving as a more effective incentive tool, it may choose to grant restricted stock. Although the 2008 Equity Incentive Plan was implemented in order to provide the alternative of granting restricted stock to CVB Financial Corp. employees, our Compensation Committee continues to grant stock options when it makes its grants, because the Compensation Committee believes it is important for the named executive officers to make an investment in CVB Financial Corp. in exchange for the receipt of stock.

Options and restricted stock are generally awarded every two years in even numbered years at the June Compensation Committee meeting. On occasion, we may need to issue options or restricted stock on a date other than the normal date. This may be done in conjunction with the hiring of an individual, renewal of an employment contract or as a special incentive. On each occasion, the Compensation Committee approves these awards. The exercise price for options is always the closing market price as of the close of business on the day of the grant.

Discussion of Named Executive Officer Compensation for Fiscal 2010

Christopher D. Myers, President and Chief Executive Officer

Base Salary.  Mr. Myers received an increase in his base salary from $550,000 per year to $750,000 per year in connection with the renewal of his employment agreement in September 2009. Because this increase took place near the end of 2009, Mr. Myers did not receive another salary increase in February 2010 along with the other named executive officers. Accordingly, his salary remained at $750,000 for the full year 2010. In determining base salary, the Compensation Committee gives significant weight to Mr. Myers key role in influencing the overall performance of Citizens Business Bank.

Bonus.  The maximum amount of bonus Mr. Myers was entitled to earn under the Executive Incentive Plan was 150% of his base salary. In order to adequately compensate Mr. Myers in recognition of his overall responsibilities, including supervision of all of our other executive offices, and to further incentivize him to meet his designated performance targets, Mr. Myers’ levels are set at higher percentages than the other named executive officers. The Compensation Committee has the discretion to pay more or less than this fixed dollar amount.

In exercising its discretion to award an annual bonus to Mr. Myers, the Compensation Committee considered CVB Financial Corp.’s achievement of several important goals in 2010, including: (1) the successful integration of our FDIC- assisted acquisition of San Joaquin Bank, (2) the continued deleveraging of CVB Financial Corp.’s balance sheet through the repayment of $450 million in borrowings, (3) solid core deposit growth, despite substantially lowering deposit rates, and (4) strong non-interest income growth in the service fee and trust fee income categories. These accomplishments helped drive the core earnings of Citizens Business Bank in 2010. Mr. Myers led Citizens Business Bank to a solid performance for 2010, with net income of $62.9 million for the year ended December 31, 2010, and an increase in net interest income, before provision for credit losses of $37.1 million, or 16.67%, over net interest income for 2009. In an economic environment that remained challenging in 2010, despite modest improvements, CVB Financial Corp. maintained strong capital ratios and significant liquidity. CVB Financial Corp. declared its 85th consecutive quarterly dividend and returned over $36 million to shareholders in the form of cash dividends in 2010. Mr. Myers well surpassed the highest bonus level (150%) for fee income and non-interest income and surpassed the 100% bonus level and 75% bonus level for average demand deposits and average total deposits, respectively. As a result of these accomplishments, the Compensation Committee used its discretion to award Mr. Myers a cash bonus of $400,000 for 2010, which represents approximately 53% of his base compensation.

Equity-Based Compensation.  No new grants of stock options or restricted stock were made to Mr. Myers in 2010. The Compensation Committee believes that the grants made in 2009, as discussed in last year’s proxy statement, were adequate to incentivize Mr. Myers toward achieving CVB Financial Corp.’s long-term strategic objectives. In addition, the Compensation Committee believes that the number and composition of his current grants are in line with those of the chief executive officers of our peer banks and bank holding companies.

Edward J. Biebrich, Jr., Executive Vice President and Chief Financial Officer and the Finance Division Manager of Citizens Business Bank

Mr. Biebrich retired from the position of Executive Vice President and Chief Financial Officer, effective on March 1, 2011. He was replaced by Richard C. Thomas who was hired on December 13, 2010, as the Executive Vice President Finance and Accounting of the Bank, prior to assuming the position of Executive Vice President and Chief Financial Officer on March 1, 2011.

Base Salary.  Mr. Biebrich received a modest 1.6% increase in his base salary during the year 2010. His base salary increased by $5,000 from $300,000 to $305,000. This increase was comparable in percentage terms with the raises granted to all our employees of approximately 2.6% and was made in recognition of the solid financial performance of CVB Financial Corp. in 2010.

Bonus.  In 2010, Mr. Biebrich continued to successfully manage the financial impact on CVB Financial Corp. of the challenging economic environment, which had a disproportionate impact on the Inland Empire region of Southern California. Mr. Biebrich provided operational support to achieve financial goals, including assuring the safety and soundness of CVB Financial Corp. and Citizens Business Bank, supporting strategy development and execution, and supporting the growth initiatives of CVB Financial Corp. and Citizens Business Bank. Mr. Biebrich also contributed to the achievement of the important goals in 2010, including leading the successful integration of our FDIC- assisted acquisition of San Joaquin Bank and overseeing the continued deleveraging of CVB Financial Corp.’s balance sheet through the repayment of $450 million in borrowings.

Mr. Biebrich well surpassed the highest bonus level (75%) for fee income and non-interest income and surpassed the 50% bonus level and 25% bonus level for average demand deposits and average total deposits, respectively. Consequently, the Compensation Committee used its discretion to award Mr. Biebrich a cash bonus of $100,000 for 2010, which represents approximately 33% of his base compensation earned in 2010.

Equity-Based Compensation.  No new grants of stock options or restricted stock were made to Mr. Biebrich in 2010 in anticipation of Mr. Biebrich’s retirement, which was initially announced in July 2010, and which ultimately took effect in March 2011.

David Harvey, Executive Vice President — Chief Operations Officer of Citizens Business Bank

Mr. Harvey assumed the position of Executive Vice President- Chief Operations Officer of the Bank on December 31, 2009.

Base Salary.  Mr. Harvey was offered a base salary $270,000 per year to induce him to join Citizens Business Bank in December 2009 and he maintained that salary throughout 2010. The Compensation Committee believes that this base salary is consistent with those of the executive vice presidents of our peer banks and bank holding companies.

Bonus.  The performance measures for Mr. Harvey were different from those of the other named executives, because his bonus compensation is designed to align more with Division Management, which includes staff recruitment, organizational structure and execution, technology enhancement, product development and implementation, cost control and project management. The Compensation Committee evaluated Mr. Harvey’s performance by the following measures when considering whether to grant him a discretionary bonus for 2010:

Performance Measures	Weighting	Level 1	Level 2	Level 3	2010 Results
	(Dollars in Thousands)

Return on Average Common Equity	30%	11.00%	13.00%	15.00%	9.35%
Average Demand Deposits (Non-Interest Bearing)	10%	$1,610,000	$1,660,000	$1,710,000	$1,669,610
Average Total Deposits including Repurchases	10%	$5,100,000	$5,200,000	$5,300,000	$5,125,097
Fee Income and Non-Interest Income	10%	$33,000	$34,000	$35,000	$38,129
Division Management	40%	Very Good	Excellent	Outstanding	Very Good

The Compensation Committee determined that Mr. Harvey played a key role in achieving the successful integration of San Joaquin Bank into Citizens Business Bank during the year 2010. The acquisition required the effective integration of the organizational and information technology systems of San Joaquin Bank’s five branches, one of which was consolidated with Citizens Business Bank’s existing Bakersfield business financial center, into Citizens Business Bank. The Compensation Committee determined that Mr. Harvey demonstrated effective leadership in this area. In addition, Mr. Harvey well surpassed the highest bonus level (75%) for fee income and non-interest income and surpassed the 50% bonus level and 25% bonus level for average demand deposits and average total deposits, respectively. Consequently, the Compensation Committee used its discretion to award Mr. Harvey a cash bonus of $75,000 for 2010, which represents approximately 28% of his base compensation.

Mr. Harvey also received a signing bonus of $100,000 in January 2010 as an inducement for him to accept the position of Executive Vice President and Chief Operations Officer.

Equity-Based Compensation.  In connection with his appointment as Executive Vice President and Chief Operations Officer, Mr. Harvey was granted options to purchase 20,000 shares of our stock on January 20, 2010, as an incentive to share in the long-term appreciation of our stock value with less dilution to our shareholders. The Compensation Committee granted Mr. Harvey 15,000 shares of restricted stock on November 17, 2010, in an effort to provide a mix of incentives to Mr. Harvey to achieve our long-term objectives. The Compensation Committee determined that restricted stock in lieu of stock options would provide more realizable value to Mr. Harvey given the fact that the share price of CVB Financial Corp. may not increase in the near term as a result of recent difficult economic conditions, which have disproportionately impacted the stock prices of financial institutions.

James Dowd, Executive Vice President of Credit Management of Citizens Business Bank

Base Salary.  Mr. Dowd received a 2.5% increase in his base salary during the year 2010, from $290,000 to $297,500. This increase was comparable in percentage terms with the raises granted to all our employees of approximately 2.6% and was made in recognition of his solid performance in the management of Citizens Business Bank’s credit portfolio during on-going difficult economic conditions in the Inland Empire region of Southern California in 2010.

Bonus.  For Mr. Dowd, the individual performance measures and their respective percentage weightings differed from our other named executive officers and were as follows:

Performance Measures
(Dollars in Thousands)	Weighting	Level 1	Level 2	Level 3	2010 Results

Return on Average Common Equity	40%	11.00%	13.00%	15.00%	9.35%
Delinquencies (Quarterly Average)	10%	1.00%	0.75%	0.50%	0.38%
Net Charge-offs (Annual)	10%	1.00%	0.65%	0.30%	1.93%
Total Loans (Net of San Joaquin Bank discount)	10%	$4,050,000	$4,200,000	$4,350,000	$3,916,166
Non-performing asset + Other Real Estate Owned/Total Loans	10%	2.5%	2.00%	1.5%	4.85%
Loan Fee Income	10%	$3,329	$3,600	$3,800	$2,649
Positive Credit Environment	10%	Very Good	Excellent	Outstanding	Excellent

Mr. Dowd is also measured with respect to his efforts at creating a positive credit environment through his management of the loan portfolio, support of sales efforts, responsiveness to customers and visits to loan centers. Mr. Dowd’s performance goals are different because his credit management functions tie more closely to these performance goals than any of the other executive officers. Despite a difficult credit environment in the Inland Empire area of Southern California, Mr. Dowd managed to decrease the quarterly average of delinquencies to 0.38%, well below the quarterly average of 0.50% in 2009. In addition, Mr. Dowd has provided significant leadership in our credit administration, credit policy and loan operations during 2010 in the face of a very challenging economic environment. Mr. Dowd excelled in creating and maintaining a positive credit environment at Citizens Business Bank by conducting frequent visitations of our Business Centers, by maintaining solid portfolio management, and by consistently demonstrating rapid response times and high levels of sales support. Mr. Dowd obtained the highest bonus level (75%) for his significant reduction in the quarterly average of loan delinquencies and the 50% bonus level for maintaining a positive credit environment. Consequently, the Compensation Committee used its discretion to award Mr. Dowd a cash bonus of $75,000 for 2010, which represents approximately 26% of his base compensation.

Equity-Based Compensation.  In 2010, Mr. Dowd was granted 15,000 shares of restricted stock and 20,000 stock options. The Compensation Committee considers this number adequate to incentivize Mr. Dowd toward achieving Citizens Business Bank’s Credit Administration objectives. The Compensation Committee determined that restricted stock in lieu of stock options would provide more realizable value to Mr. Dowd given the fact that the share price of CVB Financial Corp. may not increase in the near term as a result of recent difficult economic conditions, which have disproportionately impacted the stock prices of financial institutions. In addition, the Compensation Committee believes that the number and composition of his current grants are in line with those of the executive vice presidents of our peer banks and bank holding companies.

David Brager, Executive Vice President and Sales Division Manager of Citizens Business Bank

Mr. Brager assumed the position of Executive Vice President and Sales Division Manager of Citizens Business Bank replacing Todd Hollander on November 22, 2010, after having successfully served as Senior Vice President and Regional Manager of the Central Valley Region for Citizens Business Bank from 2007 to 2010, and Senior Vice President and Manager of the Fresno Business Financial Center for Citizen Business Bank from 2003 to 2007.

Base Salary.  In connection with his assumption of new responsibilities as Executive Vice President and Sales Division Manager of Citizens Business Bank on November 22, 2010, Mr. Brager received an increase in his base salary from $185,000 to $275,000. This increase brought his salary to a level consistent with that of his predecessor.

Bonus.  Mr. Brager was newly appointed as Executive Vice President and Sales Division Manager of Citizens Business Bank near the end of 2010. Accordingly, he had not been in this position long enough for the Compensation Committee to evaluate his performance, so no discretionary cash incentive was awarded to Mr. Brager for 2010. However, Mr. Brager received a $100,000 signing bonus in November 2010 in connection with his promotion from Senior Vice President and Regional Manager to Executive Vice President and Sales Division Manager of Citizens Business Bank.

Equity-Based Compensation.  The Compensation Committee granted Mr. Brager 5,000 shares of restricted stock on November 17, 2010, as part of his compensation when he served as Senior Vice President and Regional Manager. In connection with his promotion to Executive Vice President and Sales Division Manager of Citizens Business Bank, Mr. Brager was granted an additional 10,000 shares of restricted stock on December 15, 2010. The Compensation Committee chose to grant restricted stock in lieu of options to allow Mr. Brager to share in the long-term appreciation of our stock value with less dilution to our shareholders. Also, the Compensation Committee determined that restricted stock in lieu of stock options would provide more realizable value to Mr. Brager given the fact that the share price of CVB Financial Corp. may not increase in the near term as a result of recent difficult economic conditions, which have disproportionately impacted the stock prices of financial institutions.

Retirement Plans

The CVB Financial Corp. 401(k)/Profit Sharing Plan primarily provides retirement benefits to all eligible employees, including our named executive officers. It also has death and disability features.

All of our employees also receive a Qualified Non-Elective Contribution to the 401(k) portion of the plan, which is immediately vested. Annual contributions are made solely by CVB Financial Corp. These contributions are guaranteed to eligible 401(k) participants. For 2010, CVB Financial Corp. contributed $1,453,887, or 3% of total eligible employee base salary and bonus to the Qualified Non-Elective Contribution. Of this amount, $48,154 was contributed to the accounts of the named executive officers. We allocate contributions proportionately to the accounts of plan participants based on their base salaries and bonus.

For Profit Sharing, employees become eligible upon completing at least one year of service and 1,000 hours of employment. Plan participants become fully vested in amounts contributed upon reaching six years of service. Contributions to the Profit Sharing Plan are made solely by CVB Financial Corp. at the discretion of the Board of Directors. For 2010, CVB Financial Corp. did not contribute to the Profit-Sharing Plan as part of its overall efforts toward expense control.

Deferred Compensation Program

The Compensation Committee has the discretion to contribute amounts to Christopher Myers’ deferred compensation plan and has guaranteed him a fixed rate of return of 6% plus a bonus rate equal to the sum, if any, of the Treasury Bond Rate and 2% less 6%. The Compensation Committee gave Mr. Myers a guaranteed rate of return in order to induce him to join CVB Financial Corp. in 2006. CVB Financial Corp. did not make any additional contributions to the plan for the benefit of Mr. Myers during 2010. We also have a broader based deferred compensation program for certain other employees, including the named executive officers and our directors. There is no guaranteed rate of earnings on this broader deferred compensation program. These programs allow the named executive officers to realize certain tax benefits for compensation that they otherwise earn, as determined by the Compensation Committee.

Health and Welfare Benefits

Medical benefits are an additional part of compensation. We offer our employees a full range of medical, dental, vision, life and long-term disability coverage. All employees, including our named executive officers, pay approximately 25% of the costs, while the Company pays the remaining 75%.

Change in Control Agreements

To ensure the continuity of management in the event of a change in control, each of our current named executive officers entered into a severance compensation agreement with change in control features or, in the case of our Chief Executive Officer, has change in control features incorporated into his existing employment agreement. To receive benefits under the change in control provisions, there must be a change in control of CVB Financial Corp. or Citizens Business Bank, and the executive’s employment must terminate (whether by the successor corporation or by the employee himself) within one year of the occurrence of that change in control. The Compensation Committee believes that this trigger helps ensure successful integration in a change in control and allows the executive officer to be compensated if either the successor company or the executive himself believes continuing on with a successor following a change in control is not in his best interest. Additionally, all outstanding unvested stock options or restricted stock would accelerate upon the occurrence of a change in control. For further information regarding these change in control provisions, see “Potential Payments Upon Termination or Change in Control” below. Payments under these change in control agreements did not influence the Compensation Committee’s decisions with respect to other aspects of the named executive officers’ compensation since the Compensation Committee believes that payments following termination of service may never occur, while payment for services rendered provide an immediate benefit which enhances shareholder value.

Tax Deductibility and Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to our named executive officers to $1 million per individual, unless certain requirements are met which establish that compensation as performance-based. The Compensation Committee has considered the impact of this tax code provision, and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to us by qualifying such policies and practices as performance-based compensation exempt from the deduction limits of Section 162(m).

The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain key executives while taking into account the deductibility of compensation programs. Equity grants under our stock-based incentive plans and amounts paid pursuant to our Executive Incentive Plan, which was approved by our shareholders in 2010, are designed generally to satisfy the deductibility requirements of Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Discussion of Compensation Policies and Practices Related to Risk Management

The Compensation Committee noted that, while CVB Financial Corp.’s incentive compensation programs reward employees, including senior executives, based in part on their business line performance and the achievement of certain performance objectives, specifically loan and deposit growth, earnings growth, fee income, and return on equity, which presented the potential for excessive risk taking, CVB Financial Corp. also has a practice of paying long-term compensation as a significant portion of total compensation and an emphasis on overall performance in compensation decisions. Additionally, the Compensation Committee found that CVB Financial Corp., through the monitoring of its Audit Committee, its Management Compliance Committee, and its Risk Management Committee, has robust compliance, internal control, and disclosure review and reporting programs, including regular review by the Loan Committee of both underwriting standards and CVB Financial Corp.’s major banking relationships. Further, Citizen Business Bank’s Chief Risk Officer actively oversees the compliance with the requirements of the Risk Management Policy and Program and is in regular contact with the foregoing committees to address any risks. Finally, CVB Financial Corp.’s stock ownership guidelines and the prohibition on, and right to discipline employees for, manipulating business goals for compensation purposes in accordance with the Code of Ethics also contribute to mitigating any risk associated with compensation incentives. Ultimately, the Compensation Committee determined that the foregoing provided adequate safeguards that would either prevent or discourage any excessive risk taking.

THE COMPENSATION COMMITTEE

George A. Borba (Chair)
John A. Borba
Robert M. Jacoby, C.P.A.
Ronald O. Kruse
James C. Seley
San E. Vaccaro

Summary of Compensation

The following table sets forth the compensation awarded to, earned by or paid for services received by our named executive officers for the last three fiscal years ended December 31, 2010, 2009 and 2008 (or such shorter period of time such executives have been serving us).

Summary Compensation Table

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Comp.	All Other
		Salary	Bonus	Awards	Awards	Comp.	Earnings	Comp.
Name and Principal Position(a)	Year(b)	($)(c)	($)(d)(1)	($)(e)(2)	($)(f)(2)	($)(g)	($)(h)(3)	($)(i)(4)	Total ($)

Christopher D. Myers	2010	750,000	400,000	—	—	—	24,699	59,574	1,234,273
President and CEO of the	2009	607,500	600,000	2,152,500	1,443,750	—	8,841	36,259	4,848,850
Company and the Bank	2008	546,923	450,000	94,600	61,400	—	3,835	31,550	1,188,308
Edward J. Biebrich	2010	303,596	100,000	—	—	—	—	31,053	434,649
EVP — CFO of the	2009	288,288	125,000	—	144,375	—	—	32,178	589,842
Company and the Bank	2008	282,308	150,000	47,300	30,700	—	—	23,658	533,966
David C. Harvey	2010	261,692	175,000	122,700	67,826	—	—	46,489	673,707
EVP, Chief Operations Officer
James F. Dowd	2010	295,393	75,000	122,700	—	—	—	43,134	536,227
EVP, Chief Credit	2009	282,192	90,000	—	86,625	—	—	43,555	502,372
Officer of the Bank	2008	133,538	200,000	43,650	27,700	—	—	48,926	453,814
David A. Brager	2010	189,116	100,000	125,100	—	—	—	50,856	465,072
EVP, Sales Division of
the Bank

(1)	Cash bonuses paid to Messrs. Myers, Biebrich, Harvey and Dowd were awarded by the Compensation Committee in February 2011. Mr. Harvey’s $175,000 bonus is comprised of a $100,000 signing bonus paid in 2010 and a $75,000 annual discretionary cash bonus paid in 2011, but earned in 2010. Mr. Brager’s $100,000 bonus consists solely of a signing bonus earned in 2010.

(2)	Pursuant to SEC regulations regarding the valuation of equity awards, amounts in columns (e) and (f) represent the applicable full grant date fair values of stock awards and stock options in accordance with FASB ASC Topic 718, excluding the effect for forfeitures. These amounts correspond to our accounting expense and do not correspond to the actual value that will be realized by the named executive officers. For information on the valuation assumptions, refer to the Note on Stock Option Plans and Restricted Stock Grants in the financial statements filed with our Annual Report on Form 10-K for the respective year end.

(3)	The amount included in column (h) represents the interest which exceeds 120% of the applicable federal long-term rate (as prescribed under section 1274(d) of the Internal Revenue Code) on deferred compensation for Mr. Myers at December 31, 2010.

(4)	The amounts shown in column (i) reflect the following for each of the executives for 2010:

(a)	Mr. Myers’ other compensation represents $21,476 for country club dues, $19,761 for health benefits, $938 for life insurance premiums, $7,350 for a contribution to the 401(k)/ Profit Sharing Plan, $3,063 for the personal use of a company car, a $150 gift card, and $6,836 for expenses associated with his spouse’s attendance with him at certain business conferences and seminars.

(b)	Mr. Biebrich’s other compensation represents $10,569 for health benefits, $938 for life insurance premiums, $7,350 for a contribution to the 401(k)/ Profit Sharing Plan, $12,046 for the personal use of a company car, and a $150 gift card.

(c)	Mr. Harvey’s other compensation represents $8,982 for country club dues, $18,119 for health benefits, $784 for life insurance premiums, $4,054 for a contribution to the 401(k)/Profit Sharing Plan, $14,400 auto allowance and a $150 gift card.

(d)	Mr. Dowd’s other compensation represents $9,755 for country club dues, $10,569 for health benefits, $910 for life insurance premiums, $7,350 for a contribution to the 401(k) Profit Sharing Plan, $14,400 auto allowance, and a $150 gift card.

(e)	Mr. Brager’s other compensation represents $8,089 for country club dues, $19,767 for health benefits, $592 for life insurance premiums, $7,350 for a contribution to the 401(k)/Profit Sharing Plan, $14,400 auto allowance, a $150 gift card and $508 toward relocation costs.

Grants of Plan-Based Awards

The following table illustrates the grants of plan-based awards during 2010.

					All Other	Option
					stock	Awards		Grant
					Awards:	All Other:	Exercise	Date Fair
		Estimated Possible			Number of	Number of	or Base	Value of
		Payouts Under Non-Equity			Shares of	Securities	Price of	Stock and
		Incentive Plan Awards			Stock	Underlying	Option	Option
		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)(1)	(#)	(#)	($/Sh)	($)(2)

Christopher Myers	1/20/2010	—	—	1,125,000	—	—	—	—
Edward Biebrich	1/20/2010	—	—	228,750	—	—	—	—
David C. Harvey	1/20/2010	—	—	202,500	—	—	—	—
	1/20/2010	—	—	—	—	20,000	9.58	67,826
	11/17/2010	—	—	—	15,000	—	8.18	122,700
James F. Dowd	1/20/2010	—	—	223,125	—	—	—	—
	11/17/2010	—	—	—	15,000	—	8.18	122,700
David A. Brager	1/20/2010	—	—	206,250	—	—	—	—
	11/17/2010	—	—	—	5,000	—	8.18	40,900
	12/15/2010	—	—	—	10,000	—	8.42	84,200

(1)	Represents the maximum amount which could be earned under CVB Financial Corp.’s annual cash-based Executive Incentive Plan, as described in Compensation Discussion and Analysis. No amounts were earned under the Executive Incentive Plan for work performed in 2010.

(2)	For information on the valuation assumptions, refer to the Note on Stock Option Plans and Restricted Stock Grants in the financial statements filed with our Annual Report on Form 10-K for the respective year end.

Discussion of Summary Compensation and Grant of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Employment Agreement with Chief Executive Officer

CVB Financial Corp. and Citizens Business Bank entered into an employment agreement with Christopher D. Myers, pursuant to which he serves as the President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank. The agreement became effective on September 16, 2009 and provides for a five-year term. The agreement replaced Mr. Myers’ previous employment agreement, which expired on August 1, 2009. The employment agreement provides, during the employment term, for, among other things, (a) a minimum base salary of $750,000 per year; (b) an annual bonus consistent with Citizens Business Bank’s applicable executive incentive compensation program, based upon Mr. Myers’ performance and accomplishment of business and financial goals during the complete fiscal year and the overall financial performance of Citizens Business Bank; (c) the one-time grant of a restricted stock award of 250,000 shares of CVB Financial Corp.’s common stock under our 2008 Equity Incentive Plan; (d) the grant of stock options to purchase 500,000 shares of CVB Financial Corp.’s common stock under our 2008 Equity Incentive Plan; (e) continued participation in a deferred compensation program created for Mr. Myers’ benefit with a guaranteed 6% earnings rate; (f) eligibility to participate in group benefit plans and programs of CVB Financial Corp.; (g) reimbursement for reasonable, ordinary and necessary business expenses incurred by Mr. Myers in connection with his use of a Bank-provided automobile; (h) reimbursement for the reasonable cost of one country club membership and an additional country club membership at the discretion of Citizens Business Bank; and (i) reimbursement for reasonable, ordinary and necessary business expenses incurred by Mr. Myers in connection with the performance of his duties as President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank.

The restricted stock grant of 250,000 shares vests in five equal installments on each anniversary of the date of grant, such that on September 16, 2014, the entire grant will be vested. Dividends are paid on Mr. Myers’ restricted stock at the same rate as dividends declared on all other shares of our common stock. In the event of a change in control of CVB Financial Corp. or Citizens Business Bank, all the vesting restrictions lapse. The Compensation Committee has the authority, in its sole and absolute discretion, to remove any or all of the vesting restrictions on the stock grant.

The following is a description of our 2008 Equity Incentive Plan (the “2008 Plan”):

2008 Equity Incentive Plan

The 2008 Plan provides for grants of stock options and restricted stock (sometimes referred to individually or collectively as “Awards”) to non-employee directors, officers, employees and consultants of CVB Financial Corp. and its subsidiaries. Stock options may be either “incentive stock options” (“ISOs”), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options (“NQSOs”).

Administration

Our Compensation Committee currently administers our 2008 Plan. The 2008 Plan terminates in 2018. However, such termination will not affect Awards granted under the 2008 Plan prior to termination.

When Awards made under the 2008 Plan expire or are forfeited, the underlying shares will become available for future Awards under the 2008 Plan. Shares awarded and delivered under the 2008 Plan may be authorized but unissued, or reacquired shares.

Eligibility for Awards

Employees, officers, consultants and non-employee directors of CVB Financial Corp. or its subsidiaries may be granted Awards under the 2008 Plan. As of the record date, there were seven non-employee directors, five executive officers, and 394 officers (who are not executive officers) eligible to receive Awards under the 2008 Plan. The Compensation Committee determines which individuals will receive Awards, as well as the number and composition of each Award. Awards under the 2008 Plan may consist of either stock options or restricted stock or a combination of both as determined by the Compensation Committee (or by the full Board of Directors in the case of Awards to non-employee directors). These decisions may be based on various factors, including a participant’s duties and responsibilities, the value of the participant’s past services, his/her potential contributions to CVB Financial Corp.’s success, and other factors.

Exercise Price

The Compensation Committee determines the exercise price for the shares underlying each Award on the date the Award is granted. The exercise price for shares under an ISO may not be less than 100 percent of fair market value (our closing stock price) on the date the Award is granted under Code Section 422. Similarly, under the terms of the 2008 Plan, the exercise price for NQSOs may not be less than 100 percent of fair market value on the date of grant.

Amendments; Adjustments

Except for adjustments upon changes in capitalization, dissolution, merger or asset sale, the 2008 Plan prohibits CVB Financial Corp. from making any material amendments to the 2008 Plan or decreasing the exercise price or purchase price of any outstanding Award (including by means of cancellation or re-grant) without shareholder approval.

No participant may be granted Awards in any one year to purchase more than an aggregate 100,000 shares, with the exception of Christopher D. Myers who, in 2009, was granted 250,000 shares of restricted stock and options to purchase 500,000 shares of common stock in connection with his renewed employment agreement. Such limitation is subject to proportional adjustment in connection with any change in CVB Financial Corp.’s capitalization as described in the 2008 Plan.

Exercisability

The Compensation Committee will determine when Awards become exercisable. However, no Award may have a term longer than ten years from the date of grant unless otherwise approved by CVB Financial Corp.’s shareholders, and no Award may be exercised after expiration of its term. An Award that becomes exercisable based on the participant’s continuous status as an employee, consultant or nonemployee director, must require no less than a 3-year vesting period for such Award to become exercisable in full. The 2008 Plan permits the Compensation Committee to accelerate the vesting of stock options and to reduce the period of restriction on restricted stock to less than 3 years in the event the continuous service of an employee or consultant terminates due to retirement. After an Award is granted, the Compensation Committee has the authority to change the terms and conditions of Awards, including changing vesting provisions or removing restrictions, subject to compliance with the terms of the 2008 Plan. Payment for any shares issued upon exercise of an Award shall be specified in each participant’s Award agreement, and may be made by cash, check or other means specified in the 2008 Plan.

Effect of Termination, Death, or Disability

If a participant’s employment, consulting arrangement, or service as a non-employee director terminates for any reason, vesting of ISOs and NQSOs generally will stop as of the effective termination date. Participants generally have three months from their termination date to exercise vested unexercised options before they expire. Longer post-termination exercise periods apply in the event the termination of employment or cessation of service results from death or disability, and retirement in the case of nonqualified stock options. If a participant is dismissed for cause, the right to exercise shall terminate immediately upon such termination.

Non-Transferability of Awards

Unless otherwise determined by the Compensation Committee, Awards granted under the 2008 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised by the participant only during the participant’s lifetime. With the approval of the Compensation Committee, NQSOs and restricted stock may be transferred in certain instances by gift to family members, a trust for the benefit of a participant and/or members of the participant’s immediate family, or certain other related parties.

Restricted Stock

The 2008 Plan also permits CVB Financial Corp. to grant restricted stock. The Compensation Committee has discretion to establish periods of restriction during which shares awarded remain subject to forfeiture or CVB Financial Corp.’s right to repurchase if the participant’s employment terminates for any reason (including death or disability). Restrictions may be based on the passage of time, the achievement of specific performance objectives, or other measures as determined by the Compensation Committee in its discretion. The period of restriction shall not be less than one year for Awards that are earned based on the attainment of performance goals, and less than three years for Awards that are earned based on continuous status as an employee, consultant or director. During periods of restriction, a participant has the right to vote his/her restricted stock and to receive distributions and dividends, if any, but may not sell or transfer any such shares in a manner which has not been approved by the Compensation Committee.

Changes in Capitalization; Change in Control

The 2008 Plan provides for exercise price and quantity adjustments if CVB Financial Corp. declares a stock dividend or stock split. Also, unless otherwise provided in an award agreement, in the event of a change in control, then all Awards under the 2008 Plan will accelerate and become fully exercisable and all restrictions and conditions on any Award then outstanding will lapse as of the date of the change in control. “Change in control” means the occurrence of any of the following: (a) any person becomes the beneficial owner of securities of CVB Financial Corp. representing 50% or more of the total voting power represented by CVB Financial Corp.’s then-outstanding voting securities; (b) the consummation of the sale or disposition by CVB Financial Corp. of all or substantially all of its assets; (c) the consummation of a liquidation or dissolution of CVB Financial Corp.; or (d) the consummation of a merger or consolidation of CVB Financial Corp. with any other corporation, with certain exceptions. Upon consummation of a change in control, except as determined by the Board of Directors, the 2008 Plan and any Award which is exercisable but not exercised shall terminate unless provision is made for the assumption of the 2008 Plan and/or Awards in connection with the change in control.

Outstanding Equity Awards

The following table lists the outstanding equity awards at December 31, 2010. All of the awards have been adjusted for the stock dividends and stock splits declared by CVB Financial Corp. since the grant date. Unless otherwise specified, all of the option awards listed vest at a rate of 20% per year and expire ten years from the date of grant and all of the restricted stock awards vest over a five-year period from the date of grant.

Outstanding Equity Awards at Fiscal Year-End Table

						Number		Market
	Number of	Number of				of Shares		Value of
	Securities	Securities				or Units of		Shares or
	Underlying	Underlying				Stock		Units of
	Unexercised	Unexercised		Option	Option	That Have		Stock That
	Options (#)	Options (#)		Exercise	Expiration	Not		Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested		Vested(17)

Christopher D. Myers	100,000	400,000	(1)	$8.61	9/16/2019	200,000	(2)	$1,734,000
	8,000	12,000	(3)	$9.46	6/18/2018	6,000	(4)	$52,020
	44,000	11,000	(5)	$13.02	8/1/2016	11,000	(6)	$95,370
Edward J. Biebrich	10,000	40,000	(7)	$8.61	9/16/2019	3,000	(7)	$26,010
	4,000	6,000	(7)	$9.46	6/18/2018	—		—
	17,600	4,400	(7)	$14.04	6/21/2016	—		—
	34,375	—		$12.15	3/17/2014	—		—
	59,083	—		$8.45	6/19/2012	—		—
David A. Brager	4,000	16,000	(1)	$8.61	9/16/2019	1,500	(4)	$13,005
	1,000	1,500	(8)	$9.46	6/18/2018	5,000	(9)	$43,350
	3,000	2,000	(10)	$10.35	11/19/2017	10,000	(11)	$86,700
	3,960	990	(12)	$14.04	6/21/2016	—		—
	1,760	440	(16)	$15.53	2/15/2016	—		—
	6,875	—		$14.51	8/17/2015	—		—
	2,750	—		$15.45	12/31/2014	—		—
	3,438	—		$12.45	6/16/2014	—		—
	1,719	—		$11.25	1/5/2014	—		—
	4,728	—		$11.01	2/28/2013	—		—
James F. Dowd	6,000	24,000	(1)	$8.61	9/16/2019	15,000	(9)	$130,050
	4,000	6,000	(14)	$8.73	7/16/2013	3,000	(15)	$26,010
David C. Harvey	—	20,000	(13)	$9.58	1/20/2020	15,000	(9)	$130,050

(1)	One-fourth of the unvested options vests on each of September 16, 2011, 2012, 2013, 2014.

(2)	One-fourth of the unvested shares vests on each of September 16, 2011, 2012, 2013, 2014.

(3)	One-third of the unvested options vests on each of June 18, 2011, 2012, 2013.

(4)	One-third of the unvested shares vests on each of June 19, 2011, 2012, 2013.

(5)	These unvested options vest on August 1, 2011.

(6)	These unvested shares vest on August 1, 2011.

(7)	Effective as of February 24, 2011, the Compensation Committee accelerated the vesting of all Mr. Biebrich’s options and restricted stock, such that they are fully vested as of that date. The new expiration date of such awards is March 1, 2012.

(8)	One-third of the unvested options vests on each of June 18, 2011, 2012, 2013.

(9)	One-fifth of the unvested shares vests on each of November 17, 2011, 2012, 2013, 2014, 2015.

(10)	One-half of these unvested options vest on each of November 19, 2011 and 2012.

(11)	One-fifth of the unvested shares vests on each of December 15, 2011, 2012, 2013, 2014, 2015.

(12)	These unvested options vest on June 21, 2011.

(13)	One-fifth of the unvested options vests on each of January 20, 2011, 2012, 2013, 2014, 2015.

(14)	One-third of the unvested options vests on each of July 16, 2011, 2012, 2013.

(15)	One-third of the unvested shares vests on each of July 16, 2011, 2012, 2013.

(16)	These unvested options vested on February 15, 2011.

(17)	The market value of the stock awards represents the product of the closing price of CVB Financial Corp. common stock on December 31, 2010, which was $8.67, and the number of shares underlying such awards.

Option Exercises and Stock Vested

The following table lists option exercises and stock vested during the year-ended December 31, 2010.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	(b)		(d)
	Number of		Number of
	Shares	(c)	Shares	(e)
	Acquired on	Value Realized	Acquired on	Value Realized
(a)	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

Christopher D. Myers	—	—	63,000	495,670
Edward J. Biebrich	16,250	90,773	1,000	10,290
James F. Dowd	—	—	1,000	9,290
David A. Brager	—	—	500	5,145

(1)	Represents the product of the number of shares acquired on vesting and the closing price of our Common Stock on the vesting date.

The following table provides information as of December 31, 2010, with respect to shares of CVB Financial Corp. common stock that may be issued under our equity compensation plans.

Equity Compensation Plan Information

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued upon	Weighted-average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding	(excluding securities
	Warrants and	Options, Warrants	reflected in column
Plan Category	Rights(a)	and Rights(b)	(a))(c)

Equity compensation plans approved by security holders	2,948,516	$10.42	1,835,991
Equity compensation plans not approved by security holders	—	—	—

Total	2,948,516	$10.42	1,835,991

Deferred Compensation

Christopher Myers may defer up to 75% of his base salary and up to 100% of his bonus under a deferred compensation plan, adopted in 2007 for his benefit, for each calendar year in which the plan is effective. CVB Financial Corp. has the discretion to make additional contributions to the plan for the benefit of Mr. Myers. Interest is credited to Mr. Myers’ account balance at a fixed rate of at least 6% plus a bonus rate equal to the sum, if any, of the Treasury Bond Rate and 2% less 6%. The Compensation Committee has the discretion to make available to Mr. Myers one or more measurement funds, based on certain mutual funds, for the purpose of crediting or debiting additional amounts to Mr. Myers’ deferrals. The amount to be credited to Mr. Myers’ account balance is determined assuming Mr. Myers’ account balance had been hypothetically allocated among the measurement funds.

Mr. Myers may elect to receive scheduled distributions from the plan at his discretion. In addition, Mr. Myers may elect to receive all or part of his plan balance following retirement in one lump sum or in annual installments for a period of up to 15 years.

We also adopted the Deferred Compensation Plan for Directors and Certain Specified Officers, effective as of February 21, 2007, for the benefit of our directors and named executive officers (other than Mr. Myers) and certain other executives and employees. Under this plan, each participant may defer up to 75% of his or her base salary and up to 100% of his or her bonus, any commission, and any independent contractor compensation for each calendar year in which the plan is effective. This plan does not provide for a guaranteed yield or return.

The following table shows contributions and earnings during 2010 and account balances as of December 31, 2010, under CVB Financial Corp.’s nonqualified deferred compensation plan for Mr. Myers and the Deferred Compensation Plan for Directors & Certain Specified Officers which covers our other named executive officers.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in the Last	in the Last	Last FY	Distributions	Last FYE
Name(a)	FY ($)(b)(1)	FY ($)(c)	($)(d)(2)	($)(e)	($)(f)(3)

Christopher D. Myers(3)	456,000	0	85,675	0	1,631,643
David A. Brager	13,923	0	5,113	0	34,917
James F. Dowd	45,000	0	10,211	0	200,077

(1)	These amounts were reported in the 2010 Summary Compensation Table.

(2)	Reflects earnings on deferred compensation (d) and the deferred compensation balance (f) for the named executive officer under the respective Deferred Compensation Plans.

(3)	Of the amount included in column (d), $24,699 represents the interest which exceeds 120% of the applicable federal long-term rate (as prescribed under section 1274(d) of the Internal Revenue Code) on deferred compensation for Mr. Myers at December 31, 2010.

Director Compensation

CVB Financial Corp. uses a combination of cash, stock-based compensation, and health and welfare benefits to attract and retain qualified individuals to serve as directors. Each director is expected to own $100,000 in company stock within six months of becoming a director as a minimum ownership position.

Only non-employee directors are entitled to receive monthly cash compensation for serving on the Board of Directors. Each Director receives $3,622 per month for a total of $43,464. Our Vice Chairmen receive $7,244 monthly or $86,928 for the year. Our Chairman of the Board receives $10,350 per month, totaling $124,200 for the year. The Board of Directors holds monthly meetings of the Board of Directors and its committees, and also meets in various committees on other occasions. Our Chairman and Vice Chairmen meet weekly with our President and Chief Executive Officer, forming the Executive Committee of the Board of Directors.

CVB Financial Corp. generally awards stock options to non-employee members of the Board of Directors every two years in even-numbered years. Accordingly, stock options to purchase 25,000 shares were granted to each member of the Board of Directors (with the exception of Mr. Myers in his capacity as Chief Executive Officer) in 2010.

The members of the Board of Directors participate in the health and welfare benefits at the same level and extent as the employees of CVB Financial Corp. These benefits include medical, dental, vision, long-term disability and life insurance. The directors pay the same amount for insurance as employees of a similar age and dependency status.

The following table summarizes the compensation earned or paid to our non-employee directors during 2010. Compensation paid to Mr. Myers is set forth in the Summary Compensation Table.

Director Compensation

	Fees Earned or		All Other
	Paid in Cash	Option Awards	Comp.	Total
Name	($)	($)(1)	($)(2)	($)

George A. Borba(3)	124,200	67,368	11,513	203,081
Ronald O. Kruse(4)	86,928	67,368	12,937	167,233
D. Linn Wiley(4)	86,928	67,368	54,205	208,501
John A. Borba	43,464	67,368	11,513	122,345
Robert M. Jacoby	43,464	67,368	12,937	123,769
James C. Seley	43,464	67,368	12,937	123,769
San E. Vaccaro	43,464	67,368	11,750	122,582

(1)	Pursuant to SEC regulations regarding the valuation of equity awards, the amounts in this column represent the applicable full grant date fair values of the stock options in accordance with FASB ASC Topic 718, excluding the effect for forfeitures. These amounts correspond to our accounting expense and do not correspond to the actual value that will be realized by the directors. For information on the valuation assumptions, refer to the Note on Stock Option Plans and Restricted Stock Grants in the financial statements filed with our Annual Report on Form 10-K for the year end 2010.

(2)	All of the directors’ other compensation represents health benefits, except for Mr. Wiley whose compensation also includes consulting fee payments of $23,268 in the aggregate and $18,000 ($12,000 of which was earned in 2010 and paid in 2011) for teaching courses in “Productive Selling” and “Advanced Productive Selling” for Citizens Business Bank employees. Mr. Wiley served as a consultant to Citizens Business Bank pursuant to a Consulting Agreement from April 1, 2008 until April 1, 2010.

(3)	Mr. Borba is Chairman of the Board and of the Executive, Compensation, and Nominating and Corporate Governance Committees.

(4)	Mr. Kruse and Mr. Wiley are Vice Chairmen of the Board.

At December 31, 2010, our non-employee directors held options to purchase our common stock in the following amounts: Mr. G. Borba, 120,469 options; Mr. J. Borba, 120,469 options; Mr. Kruse, 120,469 options; Mr. Jacoby, 77,500 options; Mr. Seley, 120,469 options; Mr. Vacarro, 120,469 options; and Mr. Wiley, 146,251 options.

Potential Payments Upon Termination or Change in Control

We have Severance Compensation Agreements with each of our named executive officers, except for Mr. Myers whose employment agreement provides for separate termination payments in the event of a change in control. Under Mr. Myers’ employment agreement, if he is terminated for cause, he will be paid his base salary earned through the date of termination, as well as pay for any vacation accrued but not used as of that date. If Mr. Myers’ employment is terminated without cause (other than in connection with a change in control as defined in the agreement), then Mr. Myers will be entitled to (i) his base salary earned through the termination date plus any accrued but unused vacation pay; and (ii) a one-time lump sum payment equal to two times of his then-current annual base salary. The payments will be made in equal installments on Citizens Business Bank’s normal payroll dates over a 24-month period, subject to acceleration into one lump sum to extent required by Section 409A of the Internal Revenue Code.

If Mr. Myers’ terminates his employment or his employment is terminated during the year following a change in control of CVB Financial Corp. or Citizens Business Bank for any reason (including resignation by Mr. Myers for any reason within one year of a change in control), Mr. Myers would be entitled to receive an amount equal to two times his annual base salary for the last calendar year immediately preceding the change in control plus two times the average annual bonus received for the last two calendar years ended immediately preceding the change in control.

If Mr. Myers’ employment is terminated in connection with a disability, Mr. Myers would be entitled to an amount equal to the difference between any insurance proceeds he is entitled to receive under Citizens Business Bank’s insurance plans and his base salary for 12 months. The payments will be made in equal installments on Citizens Business Bank’s normal payroll dates.

If Mr. Myers’ employment is terminated by death or for cause, he is entitled to receive his salary earned through the date of termination plus his accrued vacation pay. In connection with his death, Citizens Business Bank will make the payment in one lump-sum.

The receipt by Mr. Myers of payments in connection with his termination without cause, or upon disability or death, or in connection with a change in control is conditioned upon execution of a release in favor of CVB Financial Corp. and Citizens Business Bank. In addition, Mr. Myers has agreed in his employment agreement not to solicit any customers or fellow employees for a period of one year following his termination of employment.

For our other named executive officers, if they terminate their employment or their employment is terminated during the year following a change in control for any reason (including resignation within one year of a change in control, but other than for cause), the named executive will receive an amount equal to twice the executive’s annual base compensation plus two times the average of the last two years’ bonuses paid to the executive for the last calendar year immediately preceding the change in control. This amount will be paid in 24 equal monthly installments (without interest or other adjustment) (or, in the case of Mr. Biebrich, who elected, 180 equal monthly installments) on the first day of each month commencing with the first such date that is at least six (6) months after the date of the named executive officer’s “separation from service” (as such term is defined for purposes of Section 409A of the Internal Revenue Code pursuant to Treasury Regulations and other guidance promulgated thereunder) and continuing for successive months thereafter.

The Compensation Committee believes these change in control agreements are important for its executives. By means of these agreements, CVB Financial Corp. believes that an executive would remain in place to assist an acquirer through the term of a change in control. These agreements also assist an executive who may be displaced because of the change in control.

The table below reflects the amount of compensation that would be awarded to each of the named executive officers in the event of termination of such executive’s employment under the circumstances described below. The amounts shown assume that such termination was effective as of December 31, 2010, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	incentive compensation earned during the year;

•	amounts contributed under the 401(k) Profit Sharing Plan and any deferred compensation plan; and

•	unused vacation pay.

Payments Made Upon Retirement

Other than the items identified immediately above under “Payments Made Upon Termination” and in the next paragraph, the named executive officers receive no benefits in the event of retirement, except that the 2008 Plan permits the Compensation Committee to accelerate the vesting of stock options and to reduce the period of restriction on restricted stock to less than 3 years in the event the continuous service of an employee or consultant terminates due to retirement.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” above, the named executive officer will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Potential Payments Upon Termination of Employment

				Acceleration
				of Unvested
	Cash Severance			Options and	Total
	Arrangements/	Accrued	Vested	Stock	Termination
	Compensation	Vacation	Options	Awards	Benefits
Name	($)(1)	($)	($)	($)(2)	($)

Christopher D. Myers
Voluntary Termination or Retirement	—	60,577	6,000	—	66,577
Involuntary Termination (other than For Cause)(3)	1,500,000	60,577	6,000	—	1,566,577
Involuntary Termination (For Cause)	—	60,577	6,000	—	66,577
Termination in Connection with Change in Control	2,500,000	60,577	6,000	1,905,390	4,471,967
Death	—	60,577	6,000	—	66,577
Disability(4)	171,324	60,577	6,000	—	237,901
Edward J. Biebrich
Voluntary Termination or Retirement(5)	—	26,981	13,598	—	40,579
Involuntary Termination (other than For Cause)	—	26,981	13,598	—	40,579
Involuntary Termination (For Cause)	—	26,981	13,598	—	40,579
Termination in Connection with Change in Control	835,000	26,981	13,598	28,410	903,989
Death	—	26,981	13,598	—	40,579
Disability	—	26,981	13,598	—	40,579
David C. Harvey
Voluntary Termination or Retirement	—	20,769	—	—	20,769
Involuntary Termination (other than For Cause)	—	20,769	—	—	20,769
Involuntary Termination (For Cause)	—	20,769	—	—	20,769
Termination in Connection with Change in Control	615,000	20,769	—	130,050	765,819
Death	—	20,769	—	—	20,769
Disability	—	20,769	—	—	20,769
James F. Dowd
Voluntary Termination or Retirement	—	26,317	360	—	26,677
Involuntary Termination (other than For Cause)	—	26,317	360	—	26,677
Involuntary Termination (For Cause)	—	26,317	360	—	26,677
Termination in Connection with Change in Control	760,000	26,317	360	157,500	944,177
Death	—	26,317	360	—	26,677
Disability	—	26,317	360	—	26,677
David A. Brager
Voluntary Termination or Retirement	—	23,269	240	—	23,509
Involuntary Termination (other than For Cause)	—	23,269	240	—	23,509
Involuntary Termination (For Cause)	—	23,269	240	—	23,509
Termination in Connection with Change in Control	605,000	23,269	240	144,015	772,524
Death	—	23,269	240	—	23,509
Disability	—	23,269	240	—	23,509

(1)	This column includes two times base compensation plus two times average of the last two years annual bonus, except as specified in footnote 2 and 3.

(2)	The 2008 Plan permits the Compensation Committee to accelerate the vesting of stock options and to reduce the period of restriction on restricted stock to less than 3 years in the event the continuous service of an employee or consultant terminates due to retirement.

(3)	Amount represents two times base salary.

(4)	Amount represents the difference between disability and worker’s compensation payments and base salary.

(5)	Edward J. Biebrich retired, effective on March 1, 2011, as Executive Vice President and Chief Financial Officer of CVB Financial Corp. and the Finance Division Manager of Citizens Business Bank. His unvested stock options and restricted stock awards were accelerated by the Compensation Committee, effective February 24, 2011, acting as administrator of the 2008 Plan. The outstanding awards that vested are set forth in the “Outstanding Equity Awards at Fiscal Year-End” table in this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an officer or employee of CVB Financial Corp. or any of its subsidiaries. For information concerning certain related transactions with John Borba, see “Certain Relationships and Related Transactions.”

Legal Proceedings

Shortly after CVB Financial Corp. disclosed the receipt of an SEC subpoena, and as previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2010, two putative shareholder class action complaints were filed against CVB Financial Corp. in federal court in the United States District Court for the Central District of California. Both complaints named CVB Financial Corp., Christopher Myers and Edward J. Biebrich, Jr. as defendants. On January 21, 2011, the Court consolidated these two complaints to a single suit, appointed the Jacksonville Police and Fire Pension Fund as Lead Plaintiff, and approved Lead Plaintiff’s selection of the law firm of Berstein Litowitz as Lead Counsel. On March 7, 2011, Lead Plaintiff filed a Consolidated and Amended Class Action Complaint against CVB Financial Corp., Myers and Biebrich asserting violations of the federal securities laws and seeking compensatory damages for losses in share value and other relief. Under the current schedule, defendants’ Motion to Dismiss is due by May 13, 2011, and briefing on the motion will be completed on August 19, 2011.

On February 28, 2011, we received a copy of a complaint for a purported shareholder derivative action in California State Superior Court in San Bernardino County. The complaint names as defendants the members of our board of directors and also refers to unnamed defendants allegedly responsible for the conduct alleged. CVB Financial Corp. is included as a nominal defendant. The complaint alleges breaches of fiduciary duties, abuse of control, gross mismanagement and corporate waste. Specifically, the complaint alleges, among other things, that defendants engaged in accounting manipulations in order to falsely portray CVB Financial Corp.’s financial results in connection with its commercial real estate portfolio. Plaintiff seeks compensatory and exemplary damages to be paid by the defendants and awarded to CVB Financial Corp., as well as other relief.

Because we are in the early stages, we cannot predict any range of loss or even if any loss is probable related to the actions discussed above. CVB Financial Corp. and the individual named defendants collectively intend to vigorously defend themselves against the securities class action and the shareholder derivative lawsuit allegations.

Certain Relationships and Related Transactions

Some of the directors and executive officers of CVB Financial Corp. and associates of them were customers of, and had loans and commitments with Citizens Business Bank and its subsidiary in the ordinary course of its business during 2010, and we expect such transactions will continue in the future. All of these loans and commitments were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness who were not related to Citizens Business Bank and comply with the provisions of the Sarbanes-Oxley Act of 2002. In our opinion, these transactions did not involve more than a normal risk of collectability or present other unfavorable features.

Mr. Steven Borba, son of director John Borba, is employed by Citizens Business Bank as a non-executive officer. For 2010, his total compensation, including group benefits and bonus was $137,854. His group benefits include benefits offered to all employees.

Policies and Procedures for Approving Related Person Transactions

CVB Financial Corp. has a Related Person Transaction Policy which prescribes policies and procedures for approving a “Related Person Transaction.” The term “Related Person Transaction” is defined as a transaction arrangement or relationship (or any series of similar transactions, arrangements or relationships), in which CVB Financial Corp. (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $25,000, and in which any Related Person had, has or will have a direct or indirect interest. “Related Person” is defined as:

•	any person who is, or at any time since the beginning of CVB Financial Corp.’s last fiscal year was, a director or executive officer of CVB Financial Corp. or a nominee to become a director of CVB Financial Corp.;

•	any person who is known to be the beneficial owner of more than 5% of any class of CVB Financial Corp.’s voting securities;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The procedures exclude from coverage loans made by Citizens Business Bank if the loan (a) is made in the ordinary course of business, (b) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, (c) did not involve more than the normal risk of collectability or present other unfavorable features, and (d) is otherwise made pursuant to CVB Financial Corp.’s applicable policies and applicable law for extension of credit to Related Persons. In the case of such loans, the procedures set forth in the policies and procedures applicable to such loans shall be followed rather than the procedures set forth in the Related Person Transaction Policy.

The Board of Directors has delegated to the Audit Committee the responsibility of reviewing and approving Related Person Transactions. In evaluating Related Person Transactions, the Audit Committee considers all of the relevant facts and circumstances available to the Audit Committee, including:

•	the benefits to CVB Financial Corp.;

•	the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

No member of the Audit Committee may participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee or the Chair may approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of CVB Financial Corp. and its shareholders, as the Audit Committee determines in good faith. The Chair is required to report to the Audit Committee at the next Audit Committee meeting any approvals made pursuant to delegated authority.

In the event CVB Financial Corp.’s Chief Executive Officer or Chief Financial Officer becomes aware of a Related Person Transaction that has not been previously approved or previously ratified under the policy, the following procedures apply: (a) if the transaction is pending or ongoing, it will be submitted to the Audit Committee or the Chair promptly, and the Committee or Chair will consider all of the relevant facts and circumstances, including those items listed above. Based on the conclusions reached, the Audit Committee shall evaluate all options, including ratification, amendment or termination of the Related Person Transaction; and (b) if the transaction is completed, the Audit Committee will evaluate the transaction, taking into account the same factors described above, to determine if rescission of the transaction is appropriate, and shall request that the Chief Financial Officer evaluate CVB Financial Corp.’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee for prior approval and whether any changes to these procedures are recommended.

Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of CVB Financial Corp.’s equity securities, to file reports of ownership and changes in ownership with the SEC. The SEC requires executive officers, directors and greater than 10% shareholders to furnish to us copies of all Section 16(a) forms they file.

Based solely on our review of these reports and of certifications furnished to us, we believe that, during the fiscal year ended December 31, 2010, all executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except for the filing of a Form 4 for David Harvey for stock options granted on January 20, 2010, which was filed on March 11, 2010.

THE BOARD RECOMMENDS A VOTE “FOR” ALL EIGHT NOMINEES FOR DIRECTOR

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have appointed KPMG, LLP as our independent registered public accounting firm for the year ending December 31, 2011. The Audit Committee appoints our independent auditors. KPMG, LLP has served as our independent registered public accountants since July 5, 2007. KPMG, LLP has provided audit services at customary rates and terms.

Principal Auditors and Fees

The aggregate fees CVB Financial Corp. incurred for audit and non-audit services provided by KPMG, LLP, who acted as our independent registered public accountants for the fiscal year ended December 31, 2010 and 2009 were as follows:

	2010	2009

Audit Fees(1)	$732,851	$783,283
Audit Related Fees(2)	—	138,516
Tax Fees(3)	74,749	72,211
All Other Fees	—	—

Total	$807,600	$994,010

(1)	Audit fees consisted of fees for the audit of CVB Financial Corp.’s consolidated financial statements, internal controls over financial reporting and review of financial statements included in CVB Financial Corp.’s quarterly reports. These include estimated costs to complete the integrated audit for the years ended December 31, 2010 and 2009.

(2)	Audit-related fees consisted of fees billed for professional assurance and related services other than those noted in footnote (1) above and for services in connection with a public stock offering.

(3)	Tax fees consisted of fees billed for the preparation of federal and state income tax returns, including tax planning and tax advice.

The Audit Committee’s pre-approval policy provides for pre-approval of all audit, audit-related and tax services. Accordingly, all audit services provided by KPMG, LLP were pre-approved by our Audit Committee. The Audit Committee has granted general pre-approval for certain audit, audit related and tax services. If the cost of any such services exceeds the range of anticipated cost levels, the services will require specific pre-approval by the Audit Committee. If any particular service falls outside the general pre-approval, it must also be specifically approved by the Audit Committee. If specific pre-approval of a service is required, both the independent auditor and CVB Financial Corp.’s Chief Financial Officer must submit a request to the Audit Committee including the reasons why the proposed service is consistent with the SEC’s regulations on auditor independence. In addition, with respect to each pre-approved service, the independent auditor is required to provide detailed back-up documentation which will be provided to the Audit Committee, regarding the specific services to be provided.

The pre-approval policy also authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

The Audit Committee has considered whether other non-audit services is compatible with maintaining the independence of KPMG, LLP.

Representatives of KPMG, LLP will be present at the meeting. They will be available to respond to your appropriate questions and will be able to make such statements as they desire. If you do not ratify the selection of independent accountants, the Audit Committee will reconsider the appointment. However, even if you ratify the selection, the Audit Committee may still appoint new independent accountants at any time during the year if it believes that such a change would be in the best interests of CVB Financial Corp. and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG, LLP AS CVB FINANCIAL CORP.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2011

PROPOSAL 3:

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires, among other things, that we permit a non-binding, advisory vote on the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion contained in this proxy statement.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation practices are designed to encourage and motivate our named executive officers to achieve superior performance on both a short-term and long-term basis while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Accordingly, we ask our shareholders to indicate their support for our executive compensation practices for our named executive officers and vote for the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

This vote is advisory, which means that the vote on executive compensation is not binding on the CVB Financial Corp., our Board of Directors or the Compensation Committee of the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Your advisory vote will not be construed (i) as overruling a decision by CVB Financial Corp. or the Board of Directors, (ii) to create or imply any change to the fiduciary duties of CVB Financial Corp. or the Board, (iii) to create or imply any additional fiduciary duties for CVB Financial Corp. or the Board, or (iv) to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4:

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF THE ADVISORY
VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires us to obtain, at least once every six years, a shareholder vote on the frequency of the Say-On-Pay advisory vote on the compensation of the named executive officers discussed under Proposal 3. Shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Shareholders also may abstain from casting a vote on this proposal.

The Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for CVB Financial Corp. and therefore the Board of Directors recommends that you vote for a three-year interval for the Say-On-Pay vote. In determining to recommend that shareholders vote for a frequency of once every three years, the Board of Directors considered how an advisory vote at this frequency will provide our shareholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding overemphasis on short term variations in compensation and business results. We also believe a three-year period will provide us with adequate time to engage shareholders and respond to “Say on Pay” vote results.

This vote is advisory, which means that the vote on the frequency of the Say-On-Pay vote is not binding on CVB Financial Corp., our Board of Directors or the Compensation Committee of the Board of Directors. The Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future Say-On-Pay votes. The Board of Directors may decide that it is in the best interests of our shareholders and CVB Financial Corp. to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

Your advisory vote will not be construed (i) as overruling a decision by CVB Financial Corp. or the Board of Directors, (ii) to create or imply any change to the fiduciary duties of CVB Financial Corp. or the Board, (iii) to create or imply any additional fiduciary duties for CVB Financial Corp. or the Board, or (iv) to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstain from voting) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY THREE YEARS AS THE PREFERRED FREQUENCY FOR SAY-ON-PAY VOTES.

ANNUAL REPORT

Together with this proxy statement, CVB Financial Corp. has distributed to each of its shareholders our Annual Report on Form 10-K for the year ended December 31, 2010, which includes the consolidated financial statements of CVB Financial Corp. and its subsidiaries and the report thereon of KPMG, LLP, CVB Financial Corp.’s independent registered public accountants for 2010 and 2009. If you did not receive the Annual Report on Form 10-K (or would like another copy), we will send it to you without charge.

The Annual Report on Form 10-K includes a list of exhibits filed with the SEC, but the Annual Report on Form 10-K we have delivered to you does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing will be your responsibility. Please call (909) 980-4030 or write to:

Corporate Secretary
CVB Financial Corp.
701 North Haven Avenue, Suite 350
Ontario, California 91764

In addition, the SEC maintains an internet site at http://www.sec.gov that contains information we file with them.

PROPOSALS OF SHAREHOLDERS

If you wish to submit a proposal for consideration at our 2012 Annual Meeting of Shareholders, you may do so by following the procedures prescribed in the Exchange Act and in our Bylaws. To be eligible for inclusion in our proxy statement and proxy materials, our Corporate Secretary must receive your proposal no later than December 16, 2011 at the above address.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if (a) CVB Financial Corp. receives notice of the proposal before the close of business on March 1, 2012 and advises shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on the matter, or (b) does not receive notice of the proposal prior the close of business on March 1, 2012.

Notices of intention to present proposals at the 2012 Annual Meeting of Shareholders should be addressed to our Corporate Secretary, CVB Financial Corp., 701 North Haven Avenue, Ontario, California 91764 and must comply with the provisions of our Bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other requirements.

CVB FINANCIAL CORP.

Christopher D. Myers
President and Chief Executive Officer

Dated: April 15, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. CVB FINANCIAL CORP. INTERNET http://www.proxyvoting.com/cvbf Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. FOLD AND DETACH HERE The Board of Directors recommends a vote FOR all the nominees listed and FOR proposals 2 and 3 and for “Three Years” with respect to proposal 4. The return of an executed proxy grants the Board of Directors discretionary authority to cumulate votes. Please mark your votes as indicated in this example X FOR ALL WITHHOLD FOR ALL *EXCEPTIONS 1. ELECTION OF DIRECTORS Nominees: 01 George A. Borba 02 John A. Borba 03 Robert M. Jacoby, C.P.A., 04 Ronald O. Kruse 05 Christopher D. Myers 06 James C. Seley 07 San E. Vaccaro 08 D. Linn Wiley (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write the number next to that nominee’s name in the space provided below.) *Exceptions FOR AGAINST ABSTAIN 2. RATIFICATION OF APPOINTMENT OF KPMG, LLP as independent registered public accountants of CVB Financial Corp. for the year ending December 31, 2011. 3. ADVISORY COMPENSATION VOTE. An advisory vote (nonbinding) to approve the compensation of CVB Financial Corp.’s named executive officers as disclosed in the proxy statement 1 year 2 years 3 years Abstain 4. FREQUENCY OF ADVISORY VOTE. An advisory vote (non-binding) on the frequency of the advisory vote on the compensation of CVB Financial Corp.’s named executive officers 5. OTHER BUSINESS. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting and at any and all adjournments thereof. If any other matter is presented, your proxies will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in their own discretion. The Board of Directors at present knows of no other business to be presented at the Annual Meeting. Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date

You can now access your CVB Financial Corp. account online. Access your CVB Financial Corp. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for CVB Financial Corp., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 18, 2011. The Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2010 are available at: www.cbbank.com/annualmaterials FOLD AND DETACH HERE REVOCABLE PROXY — CVB FINANCIAL CORP. REVOCABLE PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 18, 2011 THE BOARD OF DIRECTORS IS SOLICITING THIS PROXY I/we hereby nominate, constitute and appoint Robert M. Jacoby and James C. Seley, and each of them, their attorneys, agents and proxies, with full powers of substitution to each, to attend and act as proxy or proxies at the 2011 Annual Meeting of Shareholders of CVB FINANCIAL CORP., which will be held at the Citizens Business Bank Arena, 4000 East Ontario Center Parkway, Ontario, CA 91764, on Wednesday, May 18, 2011, at 7:00 p.m., and at any and all postponements or adjournments thereof, and to vote as I/we have indicated the number of shares which I/we, if personally present, would be entitled to vote. I/we hereby ratify and confirm all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done because of this proxy, and hereby revoke any and all proxies I/we have given before to vote at the meeting. I/we acknowledge receipt of the Notice of Annual Meeting and the Proxy Statement which accompanies the notice. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS, “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG, LLP, “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE PROXY STATEMENT AND ONCE EVERY “THREE YEARS” AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NOMINATED BY THE BOARD, “FOR” PROPOSALS 2 AND 3 ABOVE AND FOR “THREE YEARS” WITH RESPECT TO PROPOSAL (4) ABOVE. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 96319